Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TASMANIA MIDCO, LLC,

TASMANIA MERGER SUB, INC.

and

THOUGHTWORKS HOLDING, INC.

Dated as of August 5, 2024

i

3.21	Permits	49
3.22	Legal Proceedings and Orders	50
3.23	Insurance	50
3.24	Brokers, Finders and Financial Advisors	50
3.25	Takeover Statutes	50
3.26	Exclusivity of Representations and Warranties; Investigation	50

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		51
4.1	Organization and Qualification	51
4.2	Authority; Approvals and Enforceability	52
4.3	Required Filings and Consents	52
4.4	Certificate of Incorporation and Bylaws	53
4.5	Legal Proceedings; Orders; Disclosure	53
4.6	Brokers, Finders and Financial Advisors	53
4.7	Operations of Parent and Merger Sub	53
4.8	No Parent Vote or Approval Required	54
4.9	Financing	54
4.10	Solvency	55
4.11	Exclusivity of Representations and Warranties; Investigation	56

Article V INTERIM OPERATIONS		57
5.1	Affirmative Obligations	57
5.2	Forbearance Covenants of the Company	58
5.3	No Solicitation	61

Article VI ADDITIONAL COVENANTS		64
6.1	Required Action and Forbearance; Efforts	64
6.2	Antitrust	65
6.3	Conduct of Business by Parent	66
6.4	Delivery of Stockholder Consent	66
6.5	Required SEC Filings	67
6.6	Access	69
6.7	Section 16(b) Exemption	69
6.8	Directors’ and Officers’ Exculpation, Indemnification and Insurance	69
6.9	Employee Matters.	71
6.10	Obligations of Merger Sub	72
6.11	Public Statements and Disclosure	72
6.12	Transaction Litigation	73
6.13	Stock Exchange Delisting; Deregistration	73
6.14	Additional Agreements	73
6.15	Parent Vote	74
6.16	No Control of the Other Party’s Business	74
6.17	Anti-Takeover Laws	74
6.18	No Employment Discussions	74
6.19	FIRPTA Certificate	74

ii

Article VII CONDITIONS TO THE MERGER		75
7.1	Conditions to Each Party’s Obligations to Effect the Merger	75
7.2	Conditions to the Obligations of Parent and Merger Sub	75
7.3	Conditions to the Company’s Obligations to Effect the Merger	76

Article VIII TERMINATION, AMENDMENT AND WAIVER		77
8.1	Termination	77
8.2	Manner and Notice of Termination; Effect of Termination	78
8.3	Fees and Expenses	79
8.4	Amendment	80
8.5	Extension; Waiver	81
8.6	Special Committee Matters	81

Article IX GENERAL PROVISIONS		81
9.1	Survival of Representations, Warranties and Covenants	81
9.2	Notices	82
9.3	Assignment	83
9.4	Confidentiality	83
9.5	Entire Agreement	83
9.6	Third-Party Beneficiaries	83
9.7	Severability	84
9.8	Remedies	84
9.9	Governing Law	85
9.10	Consent to Jurisdiction	85
9.11	WAIVER OF JURY TRIAL	85
9.12	Company Disclosure Letter References	86
9.13	Counterparts	86
9.14	No Limitation	86
9.15	Performance Guaranty	86
9.16	Disclaimer	87
9.17	No Recourse	87

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 5, 2024 (the “Agreement Date”), by and among Tasmania Midco, LLC, a Delaware limited liability company (“Parent”), Tasmania Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Thoughtworks Holding, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes hereinafter referred to as a “Party.” All capitalized terms that are used but not defined elsewhere in this Agreement shall have the respective meanings given to them in Article I.

RECITALS

WHEREAS, Parent desires to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, consider, review, evaluate and negotiate a potential acquisition of, or other non-ordinary course strategic transaction involving, the Company and make a recommendation to the Company Board as to whether the Company should enter into any such transaction;

WHEREAS, prior to the Agreement Date, the Special Committee has unanimously: (i) determined that this Agreement and the Transactions (as defined below), including the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”), upon the terms and conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders (as defined below), (ii) recommended that the Company Board (a) approve and declare advisable this Agreement and the Transactions, including the Merger, and (b) determine that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and (iii) recommended that, subject to Company Board approval, the Company Board submit this Agreement to the Company Stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL.

WHEREAS, prior to the Agreement Date, the Company Board, acting upon the recommendation of the Special Committee, has unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to the Company Stockholders for their adoption by written consent in lieu of a meeting, and (v) recommended that the Company Stockholders adopt this Agreement in accordance with the DGCL;

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub have respectively (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, (A) the provisions contained therein are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or that otherwise prohibit the making of any Acquisition Proposal) and (B) such agreement does not prohibit the Company from providing any information to Parent in accordance, or otherwise complying, with Section 5.3. For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.

(b) “Acquisition Proposal” means any Inquiry, offer or proposal relating to an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Third Person, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, license (other than non-exclusive licenses) or other acquisition by any Third Person of assets constituting or accounting for more than 20% of the consolidated assets (including equity securities of the Company’s Subsidiaries), revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture or other transaction involving the Company or any of its Subsidiaries pursuant to which any Third Person would (x) hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction or (y) acquire assets (including equity securities of the Company’s Subsidiaries) constituting or accounting for more than 20% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(e) “Anti-Corruption Laws” means any Laws in any part of the world relating to combatting bribery and corruption, including the Organization for Economic Cooperation and Development Convention on Combatting Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption, the FCPA and the UK Bribery Act 2010.

(f) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign Laws and other administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

(g) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of December 31, 2023 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2023.

(h) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of New York is closed.

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(j) “Code” means the Internal Revenue Code of 1986.

(k) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” means the common stock, par value $0.001, of the Company.

(m) “Company Equity Award” means any Company Option, any Company Restricted Stock Unit Award or any Company Performance Stock Unit Award.

(n) “Company Equity Plans” means the Company’s 2017 Stock Option Plan, effective as of October 12, 2017, and the Company’s 2021 Omnibus Incentive Plan, effective as of September 17, 2021.

(o) “Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, effective as of September 17, 2021, including the Share Incentive Plan that is a part of its Non-Section 423 Component (as defined in the Company ESPP),

(p) “Company Group” means the Company and its Subsidiaries.

(q) “Company Group Member” means the Company or any of its Subsidiaries, as applicable.

(r) “Company Intellectual Property” means any Intellectual Property Rights that are owned, or purported to be owned, by any Company Group Member.

(s) “Company Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that, none of the following Effects with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) general economic or business conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, or any country’s or region’s economy;

(ii) conditions (or changes thereof) in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) general conditions (or changes thereof) and trends in the industries in which the Company Group generally conducts business;

(iv) regulatory, legislative or political conditions (or changes thereof) in the United States or any other country or region in the world;

(v) geopolitical conditions, cyberterrorism, outbreak of hostilities, armed conflicts, acts of war, sabotage, terrorism or military actions (including, in each case, any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

(vii) inflation or any changes in the rate of increase or decrease of inflation;

(viii) resulting from the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Transactions (including the identity of Parent, Merger Sub and their respective Affiliates, financing sources and investors), including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person; provided, however, that this clause (viii) shall not apply to any representation or warranty contained in Sections 3.3 and 3.4 of this Agreement or the condition set forth in Section 7.2(a) to the extent related to such representation or warranty;

(ix) the taking of any action (or refraining from taking any action) expressly required to be taken, or expressly prohibited from being taken, pursuant to or in accordance with this Agreement;

(x) arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date hereof;

(xi) changes in GAAP or other accounting standards or in any applicable Laws or regulations (or the official interpretation of any of the foregoing) after the date hereof;

(xii) price or trading volume of the Company Common Stock, in and of itself or any change, in and of itself, in the credit rating or ratings outlook of any Company Group Member (it being understood that any cause of such change (to the extent not otherwise falling within any of the exceptions provided by this definition of “Company Material Adverse Effect”) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(xiii) any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (with respect to each of the foregoing clauses (A) and (B), it being understood that any cause of any such failure (to the extent not otherwise falling within any of the exceptions provided by this definition of “Company Material Adverse Effect”) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if not otherwise excluded hereunder);

(xiv) the availability or cost of equity, debt, or other financing to Parent or Merger Sub;

(xv) any matter set forth in Section 1.1(s) of the Company Disclosure Letter;

(xvi) any Transaction Litigation threatened, made or brought against the Company or any of its directors or officers arising out of the Merger or any of the other Transactions;

(xvii) any termination of, reduction in or similar negative impact on relationships with any employees, customers, suppliers or partners, in each case, to the extent resulting from the identity of the Sponsor, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing or the public announcement of the respective plans or intentions of the foregoing with respect to the Company or its business; and

(xviii) any breach by Parent or Merger Sub of this Agreement,

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (xi) to the extent that such Effect has had a disproportionate adverse effect on the Company Group relative to other companies operating in the industry or industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would otherwise by expected to occur.

(t) “Company Option” means a stock option to purchase shares of Company Common Stock granted under any of the Company Equity Plans.

(u) “Company Performance Stock Unit Award” means an award of performance stock units granted under any of the Company Equity Plans.

(v) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(w) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any Company Group Member.

(x) “Company Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement between the Company and the holders named therein, dated as of December 30, 2020, as amended on June 21, 2021 filed as Exhibits 4.2 and 4.3 to the Company’s Annual Report on Form 10-K filed February 27, 2024.

(y) “Company Restricted Stock Unit Award” means an award of restricted stock units granted under any of the Company Equity Plans that does not constitute a Company Performance Stock Unit Award.

(z) “Company Stockholders” means the holders of shares of Company Capital Stock.

(aa) “Company Systems” means Technology, firmware, middleware, hardware, electronic data processing and telecommunications networks, computer systems, and all other information technology assets and information and data contained therein or transmitted thereby, including any outsourced systems and processes, in each case, that are used by or for, or otherwise relied on by, any Company Group Member, including all Company Technology.

(bb) “Company Technology” means Technology owned by any Company Group Member.

(cc) “Confidentiality Agreement” has the meaning set forth on Section 1.1(cc) of the Company Disclosure Letter.

(dd) “Continuing Employees” means each individual who is an employee of the Company or one of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time.

(ee) “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(ff) “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 9, 2022, by and among the Company, Turing Midco LLC, Turing Topco LLC, the lenders and other parties from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch as administrative agent and collateral agent.

(gg) “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Person’s duties or service (a) as a director or officer of a Company Group Member at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Merger, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) at the request or for the benefit of a Company Group Member at or prior to the Effective Time as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan maintained by any Company Group Member.

(hh) “DOJ” means the United States Department of Justice.

(ii) “DOL” means the United States Department of Labor.

(jj) “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other written or oral plan, policy, program, agreement, arrangement or Contract providing for compensation or benefits, including medical, dental, vision or other health, life insurance, employment, management, individual consulting, severance, termination, change in control, transaction, retention, disability, deferred compensation, bonus, commission, stock option, stock purchase, phantom equity, equity appreciation or other equity or equity-based, relocation, repatriation, expatriation, vacation or other fringe benefit or perquisite, incentive compensation, pension, retirement, profit sharing, post-retirement or post-employment compensation or other compensation or benefit, which (i) is sponsored, maintained or contributed to (or required to be contributed to) by any of the Company Group Members or any of their respective ERISA Affiliates for the benefit of, or relating to, any current or former Service Provider of any Company Group Member, or (ii) with respect to which the Company Group Members could reasonably be expected to have any Liability, including on account of any of their respective ERISA Affiliates.

(kk) “Environmental Laws” means all Laws promulgated or issued by any Governmental Authority relating to pollution, protection of the environment, or public or worker health or safety (to the extent relating to exposure to Hazardous Materials).

(ll) “Environmental Permit” means any Permit required by or issued pursuant to any Environmental Laws.

(mm) “Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock or other voting securities of, or other equity or ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable or exercisable for cash or shares of capital or capital stock or other voting securities of, or other equity or ownership interests in, such Person, (iii) any warrants, calls, options, preemptive rights, rights of first refusal or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock or other voting securities of, or other equity or ownership interests in, such Person, or (iv) any restricted shares or units, equity appreciation rights, performance shares or units, contingent value rights, profits interests, profit participation rights, “phantom” equity or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other equity or ownership interests in, or any business, products or assets of, such Person.

(nn) “ERISA” means the Employee Retirement Income Security Act of 1974.

(oo) “ERISA Affiliate” means any Person that is (or at any relevant time, has or would be) considered a single employer with any Company Group Members under Section 414(b), (c), (m) or (o) of the Code.

(pp) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(qq) “Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(rr) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(ss) “FDI Laws” means all Laws, policies and guidelines enacted by a country or jurisdiction that regulates foreign direct investment.

(tt) “FTC” means the United States Federal Trade Commission.

(uu) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(vv) “Government Contract” means any Contract for the sale of supplies or services between the Company or any of its Subsidiaries on the one hand and a Governmental Authority on the other or otherwise entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

(ww) “Governmental Authority” means any government, government-sponsored entity, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral tribunal (public or private) or judicial body, in each case whether supra-national, national, federal, provincial, state or county, and whether domestic or foreign.

(xx) “Hazardous Material” is any material, chemical, emission, substance or waste regulated by, or for which Liability or standards of conduct may be imposed under Environmental Laws, including petroleum or petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, lead toxic mold and per- and polyfluoroalkyl substances.

(yy) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(zz) “Indebtedness” means, with respect to any Person and without duplication, any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (other than undrawn letters of credit, surety bonds or bank guarantees); (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (iv) liabilities pursuant to leases required to be capitalized under GAAP (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842); (v) liabilities arising out of interest rate or currency swap arrangements or other swap, option, derivative or hedging arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) any deferred acquisition purchase price or “earn-out” agreements related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (vii) any unfunded or underfunded pension, gratuity, provident fund, or similar types of arrangements; (viii) all guarantees of the obligations of other Persons described in clauses (i) through (vii) above; and (ix) all obligations of other Persons described in clauses (i) through (viii) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (A) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (B) liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries. For the avoidance of doubt, Taxes shall not constitute “Indebtedness.”

(aaa) “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(bbb) “Intellectual Property Rights” means all intellectual property rights anywhere in the world, and all (i) intellectual property patents, patent disclosures, inventions and improvements thereto (whether or not patentable and whether or not reduced to practice), and patent applications and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights and works of authorship, copyright registrations and copyright applications, “moral” rights and mask work rights, and copyrightable subject matter (“Copyrights”), (iii) trade and industrial secrets, confidential and proprietary information and know how, technologies, databases, processes, techniques, methods, algorithms, designs, specifications, (iv) trademarks, trade names, logos, slogans, trade dress, corporate names, and service marks, and other indicia of source or origin, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Marks”), (v) domain names, uniform resource locators, social media accounts and handles, other names and locators associated with the Internet, and all registrations therefor (“Domains”), (vi) all rights in databases and data collections, (vii) intellectual property or proprietary rights relating or with respect to Technology, (viii) analogous rights to those set forth above, and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

(ccc) “Intervening Event” means any Effect that (i) was not known or reasonably foreseeable to the Special Committee on the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Special Committee on the Agreement Date), and becomes known to the Special Committee prior to the Company’s receipt of the Stockholder Consent, (ii) does not relate to any Acquisition Proposal, and (iii) does not relate to the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or any changes after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (iii) may be taken into consideration in determining whether an Intervening Event has occurred, unless otherwise excluded by the exceptions to this definition).

(ddd) “IRS” means the United States Internal Revenue Service.

(eee) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of Mike Sutcliff, Erin Cummins, Ramona Mateiu and Joanna Parke.

(fff) “Law” means any law (including common law), act, statute, rule, regulation, Order, constitution, treaty, convention, ordinance or, code of any Governmental Authority.

(ggg) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, subpoena, investigation, governmental inquiry, arbitration, or other formal legal action or proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal; provided, that for purposes of Article III, any representation or warranty of the Company with respect to any investigation or governmental inquiry shall be deemed to be qualified by “Knowledge of the Company”.

(hhh) “Liabilities” means any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(iii) “Lien” means any mortgage, pledge, lien, encumbrance, license (other than non-exclusive licenses), charge or other security interest.

(jjj) “Nasdaq” means the Nasdaq Global Select Market.

(kkk) “Non-U.S. Employee Plans” means, collectively, each Employee Benefit Plan that is maintained for the benefit of any current or former Service Provider, as applicable, who is located primarily in a country other than the United States or their dependents or that is solely subject to the Laws of any jurisdictions other than the United States, excluding any Employee Benefit Plan sponsored or administered by a Governmental Authority.

(lll) “Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software (i) be disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, (iv) be redistributable at no charge, or (v) grant any patent rights (other than patent rights in such item of software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of software), including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(mmm) “Order” means any judgment, decision, decree, injunction, ruling, writ, award, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Law.

(nnn) “Pension Plan” means an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(ooo) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either (A) not yet past due or (B) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) Liens imposed by applicable Law (other than Tax law); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not materially and adversely affect the current use of the applicable property owned, leased, used or held for use by the Company Group; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (viii) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business; (ix) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (x) Liens (or other encumbrances of any type) that have been incurred or suffered in the ordinary course of business and that do not materially affect the use or operation of the property subject thereto; (xi) Liens to be released at or prior to Closing; and (xii) Liens securing liabilities and obligations solely between the Company and any wholly-owned Subsidiary of the Company or solely between any wholly-owned Subsidiaries of the Company.

(ppp) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(qqq) “Personal Information” means, in addition to any definition provided by any Company Group Member for any similar or equivalent term under applicable Laws (e.g., “personally identifiable information,” “personal data,” “nonpublic information,” or “PII”) in any privacy notice or other public-facing statement by such Company Group Member, all information regarding or capable of being associated with an individual consumer or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, geo-location, and any other data used or intended to be used to identify, contact or precisely locate an individual; (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, IP addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes such information in any form, including paper, electronic and other forms.

(rrr) “Processing” (or “Process” or “Processed”) means any theft, loss, security or disposal of or to, any data, information or Company System, or to perform any operation or set of operations upon such data, whether manually or by automatic means, including, but not limited to, accessing, manipulating, blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.

(sss) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) registered Domains.

(ttt) “Representatives” means, with respect to a Person, such Person’s Affiliates, directors, officers, employees, consultants, agents, attorneys, accountants, representatives and advisors.

(uuu) “Required Consents” means the approval, authorization, consent, expiry of relevant period or confirmation of no jurisdiction, as applicable, from the Governmental Authorities set forth on Section 1.1(uuu) of the Company Disclosure Letter in connection with their respective Antitrust Laws or FDI Laws, as applicable.

(vvv) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(www) “SEC” means the United States Securities and Exchange Commission.

(xxx) “Securities Act” means the Securities Act of 1933, as amended.

(yyy) “Service Provider” means any employee, officer, director, individual consultant or other individual service provider of any Company Group Member.

(zzz) “Shares” means the outstanding shares of the Company Common Stock.

(aaaa) “Subsidiary” means, with respect to any Person, any Person with respect to which such first Person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other equity interests in such second Person that is sufficient to enable such first Person to elect at least a majority of the members of such second Person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second Person.

(bbbb) “Superior Proposal” means any bona fide written Acquisition Proposal (except that the references in the definition thereof to “20%” shall be deemed to be references to “50%”) for an Acquisition Transaction that (i) was not the result or effect of a material violation of Section 5.3(a) and (ii) is on terms that the Company Board, acting on the recommendation of the Special Committee, or the Special Committee, has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, regulatory and financing aspects of the proposal (including the timing and certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board or the Special Committee deems relevant, and, if consummated, would be more favorable from a financial point of view to the Unaffiliated Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.3(d)).

(cccc) “Tax” means (i) any U.S. federal, provincial, state, municipal and non-U.S. taxes, assessments and similar governmental charges and impositions in the nature of taxes (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security (or similar), pension, employment, severance, workers compensation excise, estimated, stamp, custom, duty, license, alternative or add-on, minimum, escheat, abandoned or unclaimed property, real property and personal property taxes, however denominated, and whether or not disputed, together with all interest, penalties, fines, and additions imposed with respect to such amounts, whether disputed or not), (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (iii) any liability for the payment of any of the foregoing types as a successor, transferee, by contract or otherwise.

(dddd) “Tax Returns” means any return, statement, report, tax filing or form filed or required to be filed with respect to Taxes, and any attachments thereto and amendments thereof.

(eeee) “Technology” means tangible embodiments of any or all of the following (i) works of authorship including all computer programs, software, applications, operating systems, firmware, source code, executable code, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.

(ffff) “Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons, other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, the Sponsor or any their respective Affiliates or any “group” including Parent, Merger Sub, the Sponsor or any their respective Affiliates.

(gggg) “Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates or their respective directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Information Statement or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties; provided that, for the avoidance of doubt, any Legal Proceeding involving or arising under any Antitrust Law shall not be considered Transaction Litigation.

(hhhh) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(iiii) “Turing” means Turing EquityCo. II L.P., a Guernsey limited partnership.

(jjjj) “Unaffiliated Stockholders” shall mean all Company Stockholders other than (i) Turing; (ii) Apax Partners LLP, its investment fund Affiliates and its portfolio companies majority owned by such investment fund Affiliates with respect to which Apax Partners LLP has the right to vote or direct the voting of Shares held by such portfolio companies and those members of the Company Board who are employees of Apax Partners LLP or one of its investment fund Affiliates; and (iii) any Company Stockholder that is a party to a written agreement requiring all or a portion of its Shares to be transferred, contributed or delivered to Parent or any of its Affiliates in exchange for equity interests in Parent or any of its Affiliates.

(kkkk) “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws.

(llll) “Willful Breach” means a material breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute such material breach.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.2(b)
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	5.3(a)
Bylaws	3.3
Capitalization Date	3.6(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	0
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.2(b)
Company Board Recommendation Change	5.3(c)
Company Disclosure Letter	Article III
Company Impairment Effect	3.3
Company In Licenses	3.14(e)
Company IP Licenses	3.14(f)
Company Out Licenses	3.14(f)
Company Related Parties	8.3(e)(i)
Company SEC Reports	3.8
Company Subsidiary Documents	3.5
Company Termination Fee	8.3(b)
Converted Option Cash Award	2.8(a)(ii)
Converted Stock Unit Cash Award	2.8(b)
Covered Persons	6.8(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.10(d)
DTC Payment	2.10(d)
Early ESPP Exercise Date	2.9
Effective Time	2.2
Electronic Delivery	9.13
Equity Commitment Letter	4.9(a)
Equity Financing	4.9(a)
Export Controls	3.20(c)(i)
Financing Conditions	4.9(b)
Import Restrictions	3.20(c)(i)
Information Statement	6.5(a)

Term	Section Reference
Interim Period	5.1
Intervening Event	5.3(d)(ii)
Labor Agreement	3.15(a)(vii)
Lease Agreements	3.12
Leased Real Property	3.12
Malicious Code	3.14(n)
Material Contract	3.15(a)
Maximum Premium	6.8(c)
Merger	Recitals
Merger Sub	Preamble
Option Consideration	2.8(a)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Plans	6.9(b)
Parent Related Parties	8.3(e)(i)
Party	Preamble
Payment Agent	2.10(a)
Per Share Price	2.7(a)(ii)
Permits	3.21
Qualified Plan	3.17(d)
Required Amounts	4.9(e)
Requisite Stockholder Approval	3.2(d)
Schedule 13E-3	6.5(a)
Special Committee	Recitals
Sponsor	4.9(a)
Stockholder Consent	3.2(d)
Surviving Corporation	2.1
Takeover Statute	3.25
Termination Date	8.1(c)
Uncertificated Shares	2.10(c)
Unvested Company Option	2.8(a)(ii)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns and, in the case of any Governmental Authority, to any Person succeeding to its functions and capabilities. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any Third Person of any matter whatsoever, including (i) any violation of Law or breach of contract or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at services.intralinks.com or (ii) are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC, at www.sec.gov, in each case, prior to 5:00 p.m. Eastern Time on the day prior to the Agreement Date.

Article II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur (a) remotely at 9:00 a m. Eastern Time on the date that is three (3) Business Days after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company (with the prior consent of the Special Committee) mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety as set forth in Exhibit A to this Agreement, and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and consistent with the obligations set forth in Section 6.8.

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws and consistent with the obligations set forth in Section 6.8.

2.6 Directors and Officers.

(a) Directors. The directors of Merger Sub as of immediately prior to the Effective Time will become the initial directors of the Surviving Corporation at the Effective Time, each such director to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. The officers of the Company as of immediately prior to the Effective Time will become the initial officers of the Surviving Corporation at the Effective Time, each such officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $4.40, without interest thereon (the “Per Share Price”), less any applicable Tax withholdings, in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price and any other similarly dependent items (including the Option Consideration and the Converted Option Cash Award) will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised (and not withdrawn) their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to Section 2.7(a)(ii). Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Tax withholdings, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become cancelled and exchanged for, as of the Effective Time, the right to receive the Per Share Price, and if such Shares are represented by Certificates, the Per Share Price payable in respect of such Shares shall only be payable upon surrender of the Certificates that formerly evidenced such Shares in the manner provided in Section 2.10.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and control all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8 Equity Awards.

(a) Company Options.

(i) Vested Company Options. At the Effective Time, except as otherwise explicitly agreed in writing by the Parties or between Parent and the holder of the Company Option, each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (a “Vested Company Option”) shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less any applicable Tax withholdings, equal to the product obtained by multiplying (A) the excess of the Per Share Price over the per share exercise price of such Vested Company Option, by (B) the number of shares of Company Common Stock covered by such Vested Company Option immediately prior to the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(a) (the “Option Consideration”) as promptly as practicable following the Closing Date, but in no event later than the first payroll date following the Closing Date, through its payroll system or, with respect to any Vested Company Option held by a non-employee member of the Company Board, through the Surviving Corporation’s standard accounts payable procedures.

(ii) Unvested Company Options. At the Effective Time, except as otherwise explicitly agreed in writing by the Parties or between Parent and the holder of the Company Option, each outstanding Company Option that is not a Vested Company Option (an “Unvested Company Option”) shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the contingent right solely to receive, in full satisfaction of the rights of such holder with respect thereto, an aggregate amount in cash, without interest, less applicable Tax withholdings (a “Converted Option Cash Award”), equal to the product obtained by multiplying (A) the excess, if any, of the Per Share Price over the per share exercise price of such Unvested Company Option, by (B) the number of shares of Company Common Stock covered by such Unvested Company Option immediately prior to the Effective Time. The Converted Option Cash Award shall remain subject to the same vesting schedule applicable to the related Unvested Company Option, including any acceleration of vesting provisions, but excluding any terms rendered inoperative by reason of this Section 2.8(a)(ii) or the Transactions and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Option Cash Award and payment of each portion of a Converted Option Cash Award shall be made as promptly as practicable following the applicable vesting date, but in no event later than the first payroll date commencing after such vesting date.

(iii) Out-of-the-Money Company Options. Notwithstanding anything to the contrary, any Company Option that has a per share exercise price that is equal to or greater than the Per Share Price, whether vested or not, shall be cancelled for no consideration as of the Effective Time.

(b) Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards. In each case below, (x) except as otherwise explicitly agreed in writing by the Parties or between Parent and the holder of the Company Equity Award, and (y) without any action on the part of Parent, the Company or the holder thereof:

(i) Vested Company Restricted Stock Unit Awards. At the Effective Time, each Company Restricted Stock Unit Award that is vested and outstanding immediately prior to the Effective Time but not yet settled (including any such Company Restricted Stock Unit Award that vests as set forth in this Section 2.8(b)(i)) shall be cancelled, with the holder thereof becoming entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less any applicable Tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit Award (the “RSU Consideration”), payable by the Surviving Corporation, as promptly as practicable following the Closing Date, but in no event later than the first payroll date following the Closing Date, through the Surviving Corporation’s payroll system or, with respect to any RSU Consideration held by a non-employee member of the Company Board, through the Surviving Corporation’s standard accounts payable procedures. To the extent any RSU Consideration relates to a Company Restricted Stock Unit Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Restricted Stock Unit Award that shall not trigger a Tax or penalty under Section 409A of the Code. Any outstanding and unvested Company Restricted Stock Unit Award that is scheduled to vest on or before November 18, 2024 (the “November 2024 RSUs”) shall accelerate and vest immediately prior to the Effective Time.

(ii) Unvested Awards. At the Effective Time, each Company Restricted Stock Unit Award and each Company Performance Stock Unit Award, in each case, that is outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms and without any action by the Company (including as set forth in Section 2.8(b)(i)) shall, in each case, be assumed by Parent and be converted into the contingent right solely to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, less applicable Tax withholdings (a “Converted Stock Unit Cash Award”), equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Equity Award immediately prior to the Effective Time (with the number of shares of Company Common Stock subject to any Company Performance Stock Unit Award determined assuming achievement of target-level performance). After giving effect to the accelerated vesting of November 2024 RSUs set forth in Section 2.8(b)(i) above, the vesting conditions applicable to the Converted Stock Unit Cash Awards converted from Company Restricted Stock Unit Awards shall be modified so that 50% of such Converted Stock Unit Cash Awards (on an individual-by-individual basis) shall vest on each of the first and second anniversaries of the Closing Date. The Converted Stock Unit Cash Award shall otherwise continue to vest on the same schedule and conditions as applied to the applicable Company Equity Award and shall otherwise remain subject to the same terms and conditions as applied to the corresponding Company Equity Award, as applicable, immediately prior to the Effective Time, including any acceleration of vesting provisions and any performance-based vesting conditions (as may be adjusted or modified by Parent in connection with the Transactions), and including payment above target for performance above the target performance-level consistent with the terms of the applicable Company Equity Award, and such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Stock Unit Cash Award; provided, that, each Converted Stock Unit Cash Award that was a Company Performance Stock Unit Award subject to relative TSR vesting conditions shall instead be subject to the treatment set forth in Section 2.8(b) of the Company Disclosure Letter. Payment of each portion of a Converted Stock Unit Cash Award shall be made as promptly as practicable following the applicable vesting date, but in no event later than the first payroll date commencing after such vesting date.

(c) Further Actions. This Section 2.8 shall serve as an amendment to the Company Equity Plans and any award or grant agreements governing any Company Equity Awards. The Company (including the Company Board or any committee thereof that governs or administers the outstanding Company Equity Awards or the Company Equity Plans) shall, prior to the Effective Time, take or cause to be taken all actions to effectuate the provisions of this Section 2.8 and to terminate the Company Equity Plans, effective as of the Effective Time (other than the award agreements underlying, and the terms of the Company Equity Plans applicable to, the Converted Option Cash Awards and Converted Stock Unit Cash Awards, solely to the extent relevant to the terms and conditions of this Section 2.8); such that, following the Effective Time, there shall be no outstanding Company Equity Awards (whether vested or unvested).

2.9 Treatment of Employee Stock Purchase Plan. With respect to the Company ESPP, as soon as practicable following the Agreement Date, the Company Board (or, if appropriate, the committee administering the Company ESPP) will adopt resolutions and take all other actions as may be required to provide that the Company ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).

2.10 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a transfer agent or such other bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to Section 2.7(a)(ii), an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (excluding, for the avoidance of doubt, any Owned Company Shares and Dissenting Company Shares) become entitled pursuant to Section 2.7(a)(ii) (the “Exchange Fund”); provided, that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of the aggregate consideration from cash or cash equivalents held by the Company or its Subsidiaries as specified in such request. To the extent that the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7(a)(ii), Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7(a)(ii). Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Payment Procedures.

(i) Certificates. Promptly following the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) (i) a letter of transmittal in customary form (which will provide for the submission of an applicable IRS Form W-8 and/or W-9 by such holder of record and specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7(a)(ii). Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate; by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7(a)(ii). No interest will be paid or accrued for the benefit of holders of the Certificates on the Per Share Price payable upon the surrender of such Certificates pursuant to this Section 2.10(c).

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, no holder of outstanding shares in book-entry form (“Uncertificated Shares”) will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7(a)(ii) with respect to such Uncertificated Shares. In lieu thereof, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price, and the exchanged Uncertificated Shares will be cancelled. Until so cancelled, outstanding Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7(a)(ii). No interest will be paid or accrued for the benefit of holders of Uncertificated Shares on the Per Share Price payable upon the transfer of such Uncertificated Shares pursuant to this Section 2.10(c).

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern Time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern Time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Any other transfer Taxes shall be borne by Parent in accordance with Section 8.3(a). Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of Shares on the date that is one (1) year after the Effective Time will be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates representing such Shares for exchange pursuant to this Section 2.10 or whose Uncertificated Shares have not been transferred pursuant to this Section 2.10 will thereafter look for payment of the Per Share Price payable in respect of such Uncertificated Shares or the Shares represented by such Certificates solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7(a)(ii). Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all Shares, including the Owned Company Shares in accordance with Section 2.7(a), will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) other than the Dissenting Company Shares, which shall be subject to the terms of Section 2.7(c), each holder of Shares (or any Certificate representing Shares) will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7(a)(ii). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent, the Per Share Price payable in respect thereof pursuant to Section 2.7(a)(ii). Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as an indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13 Required Withholding. Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.14 Necessary Further Actions. If, at any time prior to the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Company Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Company Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Company SEC Reports filed with, or furnished to, the SEC and publicly available since July 1, 2022 but no later than one (1) day prior to the Agreement Date (other than disclosures in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to enable the Company to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2 Authority; Approvals and Enforceability.

(a) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the Requisite Stockholder Approval, to consummate the Transactions, including the Merger, in accordance with the terms hereof.

(b) Special Committee and Company Board Approval. Prior to the Agreement Date, the Special Committee has unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, (ii) recommended that the Company Board (a) approve and declare advisable this Agreement and the Transactions, including the Merger, and (b) determine that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and (iii) recommended that, subject to Company Board approval, the Company Board submit this Agreement to the Company Stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL. Prior to the Agreement Date, the Company Board, acting upon the recommendation of the Special Committee, has unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to the Company Stockholders for their adoption by written consent in lieu of a meeting, and (v) recommended that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Fairness Opinion. The Special Committee has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Lazard Frères & Co. LLC (the “Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Per Share Price to be paid to holders of Company Common Stock (other than the holders of Owned Company Shares or Dissenting Company Shares and any direct or indirect securityholder, partner or member of Parent or Merger Sub as of the Effective Time) is fair, from a financial point of view, to such holders and as of the Agreement Date, the foregoing opinion has not been withdrawn, revoked or modified in any respect. The Company shall, promptly following the execution and delivery of this Agreement, furnish a true, correct and complete written copy of such opinion to Parent solely for informational purposes.

(d) Requisite Stockholder Approval. Except for the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”), no other vote or approval of the holders of any class or series of capital stock of the Company is necessary to approve or adopt this Agreement under applicable Law and to consummate the Merger and the other Transactions in accordance with the terms hereof. The delivery of a written consent substantially in the form attached hereto as Exhibit B (the “Stockholder Consent”) by Turing to adopt this Agreement in accordance with Section 228 and Section 251(c) of the DGCL shall constitute the Requisite Stockholder Approval.

(e) Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies (the “Enforceability Limitations”).

3.3 Non-Contravention. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the Transactions will not, (i) assuming receipt of the Requisite Stockholder Approval, conflict with or violate the Charter or the Third Amended and Restated Bylaws of the Company (the “Bylaws”), or any Company Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.4 conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay or impair the ability of the Company to consummate the Transactions (this clause (ii), a “Company Impairment Effect”).

3.4 Requisite Governmental Approvals. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act or the Required Consents, (ii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities Laws, (iii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Information Statement and Schedule 13E-3 with the SEC and compliance with any applicable requirements of the Exchange Act, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect.

3.5 Charter and Bylaws. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries that is a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) (the “Company Subsidiary Documents”). The Charter, Bylaws and the Company Subsidiary Documents, each as amended to date, are in full force and effect. The Company has not taken any action in breach or violation of any of the provisions of the Charter or the Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Company Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock, and 100,000,000 shares of Company Preferred Stock. As of the close of business on August 2, 2024 (such time and date, the “Capitalization Date”), (i) 323,160,161 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 50,468,538 shares of Company Common Stock were issued and held in the treasury of the Company.

(b) Stock Reservation and Company Equity Awards. As of the Capitalization Date, (i) 88,661,410 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans and (ii) 8,980,304 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP. As of the Capitalization Date, (i) 12,039,236 shares of Company Common Stock were subject to issuance pursuant to Company Restricted Stock Unit Awards, (ii) 5,574,728 shares of Company Common Stock were subject to issuance pursuant to Company Performance Stock Unit Awards (assuming satisfaction of any performance vesting conditions at maximum levels) and (iii) 17,893,186 shares of Company Common Stock were subject to issuance upon exercise of Company Options, of which Company Options to purchase 17,727,978 shares of Company Common Stock were vested and exercisable.

(c) Equity Securities of the Company. Except as set forth in Section 3.6(a) or 3.6(b) and except for changes since the Capitalization Date resulting from the issuance of shares of Company Common Stock pursuant to the settlement of Company Restricted Stock Unit Awards or Company Performance Stock Unit Awards or exercise of Company Options, in each case, outstanding on the Capitalization Date in accordance with their terms in effect on the Agreement Date or as expressly permitted by Section 5.2(b), (i) there are no issued, reserved for issuance or outstanding Equity Securities of the Company, (ii) there are no outstanding commitments, agreements, arrangements or understandings of any kind to which the Company is a party, or by which the Company is bound to repurchase, redeem or otherwise acquire any Equity Securities of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of the Company or (iii) there are no outstanding obligations of the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such commitment, agreement, arrangement or understanding. No Equity Securities of the Company are owned by any Subsidiary of the Company.

(d) Company Capital Stock. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Charter or the Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any United States federal or state securities Laws or any foreign securities Laws. There are no accrued and unpaid dividends with respect to any outstanding Equity Securities of the Company. The Company does not have a stockholder rights plan in effect.

(e) Equity Securities Arrangements. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company is a party, or by which it is bound, obligating the Company with respect to any Equity Securities of the Company. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company, to repurchase, redeem or otherwise acquire any Equity Securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Other than the Company Registration Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which the Company is a party, or by which it is bound, obligating the Company with respect to any Equity Securities of the Company. The Company has no outstanding bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f) Company Equity Awards Capitalization Table. A true and complete list of all outstanding Company Equity Awards as of the Capitalization Date is set forth in Section 3.6(f) of the Company Disclosure Letter, including the grantee, the date of grant, the type of the award, the vesting schedule, the number of shares of Company Common Stock subject to such type of award (at target levels for any performance-based awards), the extent to which any vesting had occurred as of the Capitalization Date and whether (and to what extent) the vesting of the Company Equity Award may be accelerated in any way by the consummation of the Transactions (whether alone or in combination with any other event, including the termination of employment of any holder thereof) and, for each Company Option, the applicable exercise price. Each Company Option has been granted with an exercise price per share that has been determined pursuant to a valuation consistent with applicable Laws to be equal to or greater than the per share fair market value of Company Common Stock (or applicable predecessor security) underlying such Company Option on the grant date thereof, no Company Option has had its exercise date or grant date “back-dated” or materially delayed, and all Company Options have been issued in compliance in all material respects with the applicable Company Equity Plan and all applicable Laws and properly accounted for in accordance with GAAP.

(g) Company Equity Plans. Other than the Company Equity Plans and the Company ESPP, the Company has not adopted any other plan, arrangement or agreement that provides for the issuance of Equity Securities to any current or former Service Provider. The Company has made available to Parent complete and accurate copies of the Company Equity Plans and the Company ESPP and the forms of all award agreements evidencing outstanding Company Equity Awards, and all agreements under the Company Equity Plans that materially deviate from such forms of award agreement.

(h) Exchange Act. The Company Common Stock constitutes the only class of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

3.7 Subsidiaries.

(a) Company Subsidiaries. A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s equity interests owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 3.7(a) of the Company Disclosure Letter. The Company does not own, directly or indirectly, any Equity Securities other than those set forth in Section 3.7(a) of the Company Disclosure Letter. All of the outstanding Equity Securities of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such Equity Securities are owned by the Company or a wholly-owned Subsidiary of the Company free and clear of any and all Liens and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. Except as set forth in Section 3.7(a) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding Equity Securities of any Subsidiary of the Company.

(b) Organization of Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Equity Securities Arrangements. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of the Company’s Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any Equity Securities of such Subsidiary. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of such Subsidiary of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any Equity Securities of any such Subsidiary. None of the Company’s Subsidiaries has any outstanding bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of any of its Subsidiary of the Company on any matter.

3.8 Company SEC Reports. The Company has filed with or furnished to (as applicable) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC since July 1, 2022 (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Company SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the Agreement Date, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. As of the date hereof, none of the Company SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review.

3.9 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the Agreement Date, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be (if filed after the Agreement Date) prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will (if filed after the Agreement Date) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) Disclosure Controls and Procedures. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act since July 1, 2022, and the statements contained in any such certifications were complete and correct as of the dates thereof, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of internal accounting controls which are effectively designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such system was effective as of December 31, 2023. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023.

(d) Accounting and Auditing Controls and Practices. Since July 1, 2022, to the Knowledge of the Company, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness (as such terms are defined by the Public Company Accounting Oversight Board) in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current the Company Board or any committee thereof or to any current director or executive officer of the Company.

(e) No Transaction with Unconsolidated Affiliate. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(f) Indebtedness. Section 3.9(f) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the Agreement Date, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

3.10 Undisclosed Liabilities. Except as reflected on or reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Audited Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities arising under this Agreement, incurred in connection with the Transactions (including any Transaction Litigation) or otherwise expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11 Subsequent Changes. Since the date of the Audited Company Balance Sheet through the date hereof, except for the execution and delivery of this Agreement and the discussions and negotiations related thereto, (i) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice and, since such date through the date hereof, (ii) there has not occurred any Company Material Adverse Effect and (iii) there has not been any action taken by the Company or event that would have required the consent of the Company pursuant to Sections 5.2(a), (b), (d), (f), (k), (l), or (m) had such action or event occurred after the Agreement Date.

3.12 Real Property. The Company and each of its Subsidiaries do not own any real property. The Company has made available to Parent copies of all leases, licenses or other occupancy agreements relating to real property currently leased, subleased or licensed by the Company or any of its Subsidiaries with an annual rent of over $1,000,000 (the “Leased Real Property”) and all material amendments or modifications thereof (collectively, the “Lease Agreements”). There are no material disputes with respect to such Leased Real Property, and neither the Company nor any Subsidiary is in material breach or material default under any Lease Agreements.

3.13 Tangible Property. Each Company Group Member has good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, in each case free and clear of any Liens (other than Permitted Liens, Liens reflected on the Audited Company Balance Sheet and other Liens that do not materially impair the use of the property or assets subject thereto).

3.14 Intellectual Property.

(a) Registered Intellectual Property. Section 3.14(a) of the Company Disclosure Letter contains a complete and accurate list of all Company Intellectual Property that is material Company Registered Intellectual Property. All material Company Registered Intellectual Property is, to the Knowledge of the Company, subsisting, and, to the extent registered or issued, valid and enforceable.

(b) Absence of Liens. All material Company Intellectual Property is owned by the Company or one or more of its Subsidiaries free and clear of any Liens (excluding Permitted Liens). To the Knowledge of the Company, all material Company Intellectual Property is, and following the Transactions shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither the Company nor any of its Subsidiaries has granted an exclusive license to any third party, or since July 1, 2022 transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are material to the conduct of the business of the Company or a Subsidiary of the Company as currently conducted.

(c) No Infringement. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, in the conduct of the business of the Company and its Subsidiaries, infringed upon, violated or misappropriated, any Intellectual Property Rights owned by any Third Person. There is no, and at no time since July 1, 2022 has there been any, pending or, to the Knowledge of the Company, threatened Legal Proceeding against any Company Group Member, alleging that any conduct of such Company Group Member’s business infringes, misappropriates, or violates the Intellectual Property Rights of any Third Person, or challenging the ownership, validity, or enforceability of any rights in material Company Intellectual Property. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict any Company Group Member’s rights to use, license or transfer any material Company Intellectual Property, or (ii) compel or require the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property. Since July 1, 2022, no indemnity claims have been asserted in writing or, to the Knowledge of the Company, are threatened against the Company or any Subsidiary of the Company by any customer alleging that any services or Technology provided by the Company infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any Third Person.

(d) No Legal Proceedings. There are no pending Legal Proceedings brought by the Company or any of its Subsidiaries against any third party with respect to any Company Intellectual Property, which remain unresolved as of the date hereof.

(e) Company In Licenses. Section 3.14(e) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right that is material to the business of the Company or any Company Subsidiary taken as a whole, other than (i) any Contract with respect to commercially available Technology, (ii) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors in the ordinary course of business and substantially on the Company’s standard forms, which forms have been made available to Parent, (iii) Contracts for Open Source Software, (iv) Contracts under which the grant of any non-exclusive intellectual property license is incidental and not the principle purpose of the Contract, and (v) non-disclosure agreements entered into in the ordinary course of business (“Company in Licenses”).

(f) Company Out Licenses. Section 3.14(f) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which the Company or any of its Subsidiaries has granted a Third Person or Affiliate any rights or licenses to any material Company Intellectual Property, other than (i) non-exclusive licenses granted to customers in the ordinary course of business, (ii) Contracts entered into between the Company or any Company Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms, which forms have been made available to Parent (“Form Development Agreements”), (iii) Contracts under which the grant of any non-exclusive license to Company Intellectual Property is incidental and not the principle purpose of the Contract, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Company Out Licenses,” and together with the Company In Licenses, the “Company IP Licenses”).

(g) No Breach of Company IP Licenses. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company any other party to a Company IP License, is in material breach of any such Company IP License that is material to the business of the Company Group, taken as a whole. The consummation of the Transactions will not result or cause: (A) (i) material breach by any Company Group Member of any Company IP License, (ii) the termination, impairment or restriction of any right or license granted to a Company Group Member under a Company IP License, or (iii) any Company Group Member to grant, or expand the scope of a prior grant, to a third party of any rights to any material Company Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (i), (ii) and (iii)) as would not reasonably be expected to have a Company Material Adverse Effect.

(h) Open Source Software. The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property, or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute the source code of any of the Company Technology, to license or provide the source code to any of the Company Technology for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Technology at no or minimal charge. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company Group, taken as a whole.

(i) Proprietary Source Code. No proprietary source code (excluding, for clarity, any Open Source Software) for any Company Technology has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the Agreement Date, or was not, at the time, an employee, consultant or contractor of the Company or a Subsidiary of the Company. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any Company Technology to any escrow agent or other Third Person, other than any employee, consultant or contractor of the Company or a Subsidiary of the Company under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

(j) Proprietary Information. Each current and former employee, consultant and contractor of the Company or a Subsidiary of the Company who was or is involved in the creation or development of any material Company Technology, as well as any other material Company Intellectual Property, has signed and delivered a written Contract that assigns, to the extent not assigned by operation of Law, to the Company or a Subsidiary of the Company any Intellectual Property Rights, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries, taken as a whole.

(k) Standards-Setting Organizations. Section 3.14(k) of the Company Disclosure Letter contains a list of each standards-setting organization or similar organizations in which the Company or any of its Subsidiaries has participated in the past two (2) years, or is currently participating, that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Company Intellectual Property.

(l) Funding. No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Company Intellectual Property in a manner that grants an any interest or right in such material Company Intellectual Property to a Governmental Authority, university, college, or other educational institution or research center.

(m) Data Security Requirements and Privacy. Since July 1, 2022, the Processing by the Company or, to the Knowledge of the Company, any Subsidiary of the Company of any data, including Personal Information, has complied in all material respects with (i) all Laws applicable to the Company and its Subsidiaries relating to the privacy, protection, security, or breach notification of Personal Information, (ii) the Company’s and its Subsidiaries’ existing contractual commitments with third parties relating to the Processing of data, including Personal Information, by the Company and its Subsidiaries, (iii) the Company’s and its Subsidiaries’ internal and external privacy policies, and (iv) industry standards to which any Company Group Member purports to comply with or be bound, including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI-DSS) (collectively, the “Data Security Requirements”). To the Knowledge of the Company, no claims have, since July 1, 2022, been asserted in writing or are threatened in writing against the Company or any Subsidiary of the Company by any third party with respect to any Data Security Requirements or the Processing of Personal Information by or on behalf of the Company or any of its Subsidiaries, or alleging a violation of any third party’s privacy rights that would constitute a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company or any of their service providers has suffered or experienced any material incidents of privacy or data security breaches, phishing, ransomware, or malware attacks, unauthorized access, disclosure or use of any of the Company Systems that has permitted or resulted in any material damage, loss, theft, alteration, corruption, unauthorized access to or disclosure of Personal Information, or material trade secrets of the Company Group. Neither the Company nor any of its Subsidiaries have notified, been required to notify any Person, or received any written notices relating to any of the foregoing.

(n) Malicious Code. To the Knowledge of the Company, as of the date hereof (i) the Company Systems are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code, and (ii) none of the Company Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code (“Malicious Code”), in each case, that permits unauthorized access or the unauthorized disablement or erasure of any Company Systems, or that would constitute a Company Material Adverse Effect.

(o) Information Technology Systems of the Company Group. To the Knowledge of the Company, the Company Systems are (i) sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted, and (ii) in sufficiently good working condition to effectively perform all information technology operations. To the Knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that the Company Systems, and data stored or transmitted on such systems are secure in all material respects and, to the Knowledge of the Company, such systems are protected from Malicious Code, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since July 1, 2022, the Company and, to the Knowledge of the Company, its Subsidiaries, have not suffered or experienced any failures, breakdowns, outages, overloads, unavailability, or continued substandard performance with respect to the Company Systems that have caused a material disruption or material interruption in or to the business of the Company and its Subsidiaries.

3.15 Material Contracts.

(a) Definition. For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries and Employee Benefit Plans;

(ii) any Contract (A) containing any covenant prohibiting or limiting in any material respect the right of the Company or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, other than license restrictions set forth in Company In Licenses, (B) containing any covenant prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, the Surviving Corporation) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions or (D) containing any covenant limiting the right of the Company to enter into any reseller, referral partner or similar partner agreements with third parties;

(iii) any material Contract expressly providing for the development of any Technology by the Company or any of its Subsidiaries, or requiring the Company or any of its Subsidiaries to make available or otherwise disclose the source code of any Company Technology (other than Form Development Agreements or Contracts for Open Source Software);

(iv) any Contract entered into since the date that is two (2) years prior to the Agreement Date (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets with a value or purchase price in excess of $3,000,000 or (B) pursuant to which the Company or any of its Subsidiaries has acquired or will acquire any ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries that has a value or purchase price in excess of $3,000,000;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $1,000,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly-owned Subsidiaries, (C) letters of credit obtained in connection with Leased Real Property and (D) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vi) any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations), other than (A) releases that are immaterial in nature or amount and entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $1,000,000 in any individual case;

(vii) any collective bargaining agreement or other Contract with any labor union, labor organization, works council (each a “Labor Agreement”);

(viii) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for providing services to any customer who, in the year ended December 31, 2023, or the six (6) months ended June 30, 2024, was one of the ten (10) largest sources of customer revenues for the Company and its Subsidiaries, based on amounts paid or payable (each a “Top Customer”);

(ix) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable supplier) with any supplier of the Company or any of its Subsidiaries who, in the year ended December 31, 2023, or the six (6) months ended June 30, 2024, was one of the ten (10) largest sources of vendor payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (each a “Top Supplier”);

(x) any Contract that provides for payment obligations by the Company or any of its Subsidiaries in any twelve (12) month period following the date hereof of $2,500,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, excluding any Employee Benefit Plan;

(xi) any Lease Agreement requiring annual lease payment by the Company or any of its Subsidiaries in excess of $1,000,000;

(xii) any Company IP License; and

(xiii) any Government Contract under which the Company or any of its Subsidiaries has received $5,000,000 or more in payments during the six (6)-month period ending on June 30, 2024.

(b) List of Material Contracts. Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts as of the date hereof (other than Contracts contemplated by clause (i) of the definition of Material Contract and which are listed in the Exhibit Index to the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2023), to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.15(a) that applies to such Material Contract. The Company has made available to Parent a true, complete and correct copy of each such Material Contract.

(c) Validity. Each Material Contract is valid and binding on the Company (or each such Subsidiary of the Company party thereto), and to the Knowledge of the Company, each other party thereto and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not waived any rights under any Material Contract, the waiver of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since the date of the Audited Balance Sheet to the date hereof, the Company Group has not received any written notice from or on behalf of a party to any Contract constituting a Material Contract pursuant to clauses (v), (viii), (ix) or (xiii) of Section 3.15(a) indicating that such party intends to terminate, or not renew, any such Material Contract.

(d) Government Contracts. Neither the Company nor its Subsidiaries have, since July 1, 2022, (i) materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) been audited or to the Company’s Knowledge, investigated by any Governmental Authority with respect to any Government Contract; (iv) made any material disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; (vi) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (vii) received any small business set-aside contract, any other set aside contract or other order or contract requiring small business or other preferred bidder status; or (viii) entered any Government Contracts payable on a cost-reimbursement basis. There are no material outstanding claims or disputes in connection with any of the Company’s or any of its Subsidiaries’ Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts.

(e) Credit Agreement. No “Default” or “Event of Default” (each as defined in the Credit Agreement) has occurred and is continuing.

(f) Relationship with Top Customers and Top Suppliers. Section 3.15(f) of the Company Disclosure Letter lists each of the Top Customers and Top Suppliers as of the Agreement Date. As of the date hereof, neither the Company nor its Subsidiaries have received written notice from any Top Customer or Top Supplier indicating that any such Top Customer or Top Supplier (i) if applicable, intends to materially reduce its level of purchases from the Company Group or (ii) intends to renegotiate pricing in a manner that is materially adverse to the Company Group.

3.16 Tax Matters.

(a) Tax Returns. Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.

(b) Taxes Paid. Each of the Company and its Subsidiaries has paid all material Taxes that are required to be paid (whether or not shown as due and owing on any Tax Return).

(c) No Material Deficiencies. No material deficiencies for Taxes against the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that have not been satisfied, settled or withdrawn, except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.

(d) No Audits. There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened by any Governmental Authority in writing (or otherwise to the Knowledge of the Company) with respect to the Company or any of its Subsidiaries.

(e) No Liens on Assets. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(f) Spin-Offs and Other Distributions. None of the Company or any of its Subsidiaries has been in the last two (2) years a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax Law).

(g) No Reportable Transaction. None of the Company or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(h) There are no existing Tax sharing agreements or similar arrangements of any kind that may or will require that any payment be made by either Company or any of its Subsidiaries, other than (i) any such agreements entered into solely by and among the Company Group and (ii) any customary indemnification or gross up provision in a commercial agreement which was entered into in the ordinary course of business, the principal subject matter of which is not related to Taxes.

3.17 Employee Benefit Matters.

(a) List of Employee Benefit Plans. Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Benefit Plans. Neither the Company nor any Subsidiary of the Company has committed in writing to any officer, or publicly communicated in writing to any other employees to establish any new material Employee Benefit Plan, to modify any material Employee Benefit Plan (except to the extent required by Law, to conform any such Employee Benefit Plan to the requirements of any applicable Law, as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any material Employee Benefit Plan.

(b) Disclosure of Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Company has made available to Parent complete and accurate copies of, as applicable: (i) the current version of such Employee Benefit Plan (or a written summary of any material unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, (iv) if applicable, each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, in each case, to the extent currently effective, (v) if applicable, the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material non-routine correspondence to or from any governmental agency relating to any Employee Benefit Plan within the past two (2) years.

(c) Compliance. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Employee Benefit Plan is and has been established, maintained, operated and administered in accordance with all applicable Law, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each Company Group Member and its respective ERISA Affiliates have (A) met their obligations with respect to each Employee Benefit Plan and (B) have timely made (or timely will make) or accrued in accordance with GAAP all required contributions or other amounts payable with respect thereto.

(d) Qualified Plans. All Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Employee Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, no fact, event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Except as would not reasonably be expected to result in a Company Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Benefit Plan.

(e) Multiple Employer Plans. Currently and within the last six (6) years, neither the Company Group Members nor any of their respective ERISA Affiliates maintained, participated in or contributed to, or would reasonably expect to have any liability or obligation with respect to (i) a Pension Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA; (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). No Employee Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f) No Post-Termination Welfare Benefit Plan. Other than as required under COBRA, or other applicable Law, no Employee Benefit Plan provides and the Company does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).

(g) Employee Benefit Plan Legal Proceedings. Except as would not reasonably be expected to result in a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated, with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan, other than claims for benefits in the ordinary course.

(h) Non-U.S. Employee Plans. Without limiting the generality of the other provisions of this Section 3.17: (i) each Non-U.S. Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities except where the failure to do so would not reasonably be expected to result in a Company Material Adverse Effect, (ii) each Non-U.S. Employee Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (iii) no Non-U.S. Employee Plan is a defined benefit plan, and (iv) no Non-U.S. Employee Plan has any unfunded liabilities that would reasonably be expected to result in a Company Material Adverse Effect, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(i) Employment and Severance Agreements. Section 3.17(i) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of the Company or any of its Subsidiaries that provide for severance (other than agreements that provide severance that does not exceed the minimum amount required by applicable Laws), retention or change in control payments or benefits; and (ii) all severance agreements, plans, programs and policies of the Company or any of its Subsidiaries, excluding programs and policies required to be maintained by Law.

(j) No Additional Rights. Neither the execution and delivery of this Agreement nor the negotiation or consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former Service Provider to any payment (whether in cash or property) or benefit, severance or increase in any material compensation or benefit (including severance), (ii) accelerate the time of distribution, payment or vesting, a lapse of restrictions or repurchase rights relating to or increase the amount of any material compensation or benefits due any such current or former Service Provider, (iii) result in the forgiveness of indebtedness for any such current or former Service Provider, or (iv) trigger an obligation to fund benefits or make a contribution under any Employee Benefit Plan.

(k) Gross-Ups. There is no contract, agreement, plan or arrangement to which any Company Group Member is a party or by which it is bound that provides any Person with a current or contingent right to a gross-up, indemnification, reimbursement or other payment for any Tax under Section 409A or Section 4999 of the Code.

(l) Nonqualified Deferred Compensation Plan. Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been documented and operated in material compliance with Section 409A of the Code.

(m) Parachute Payments. No payment or benefit which will or may be made by the Company or its Affiliates in connection with the execution of this Agreement or the consummation of the Transactions (either alone or in combination with any other event) could give rise to the payment of any amount or provision of any benefit that could, individually or together with any other amount or benefit, be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code.

3.18 Labor Matters.

(a) Employment Law Compliance. Except as would not be expected to result in a Company Material Adverse Effect, since July 1, 2022, the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), child labor, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, employment discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), affirmative action and affirmative action plan requirements, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Each Company Group Member (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees or other workers; and (ii) is not liable for any arrears of wages, salaries, or other payments to employees or other workers compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) Union Activities. Except as identified on Section 3.18(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or bound by, any Labor Agreement. To the Knowledge of the Company, except as identified on Section 3.18(b) of the Company Disclosure Letter, since July 1, 2022: (i) there have been no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, employee representative, or group of employees of the Company or any of its Subsidiaries has made a written demand for recognition or certification, (iii) there have been no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there have been no labor strikes, lockouts, work stoppages, slowdowns, picketing, hand billing, of other material labor disputes or threats thereof, against or affecting the Company or any of its Subsidiaries. With respect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries has satisfied in all material respects any notice, consultation or bargaining obligations owed to its employees or their representatives under applicative Law or Labor Agreement.

(c) WARN Compliance. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations that will trigger application of WARN or any similar state, local or foreign Law.

(d) Investigation of Allegations. Since July 1, 2022, each of the Company and its Subsidiaries has reasonably investigated all sexual harassment, or other unlawful discrimination or retaliation allegations reported in accordance with the applicable policies of the Company and such Subsidiaries or of which the Company otherwise had Knowledge. With respect to each such allegation determined to have merit, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper action. Neither the Company nor any of its Subsidiaries reasonably expects any material Liabilities with respect to any such allegations.

3.19 Environmental Matters.

(a)  (i) The Company and its Subsidiaries are, and since July 1, 2022 have been, in compliance in all material respects with all applicable Environmental Laws, (ii) the Company and its Subsidiaries hold and since July 1, 2022 have held, and are and since July 1, 2022 have been in compliance in all material respects with, all Environmental Permits; and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any currently unresolved written notice of any material violation of or liability under any Environmental Laws; and (iv) there has been no release, treatment, or disposal of, exposure to, or contamination by Hazardous Materials, in each case as has given or would give rise to Liability of the Company or its Subsidiaries under Environmental Law.

3.20 Compliance with Laws.

(a) Generally. The Company and its Subsidiaries are, and have been since January 1, 2022, in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound.

(b) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither the Company, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company Group has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Parent.

(c) Export Control Laws.

(i) The Company and each of its Subsidiaries have complied throughout the past five (5) years, in all material respects, with all applicable export and re-export control and trade and economic sanctions Laws (“Export Controls”) including, but not limited to, the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the U.S. Department of State, the International Traffic in Arms Regulations maintained by the U.S. Department of State, and any applicable anti-boycott compliance regulations. Neither the Company nor any of its Subsidiaries has, within the past five (5) years, directly or knowingly indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls, in any matter that resulted in a material violation of applicable Export Controls. The Company and its Subsidiaries are in compliance in all material respects with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) The Company and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii) Neither the Company nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for a material violation of Export Control and Import Restrictions.

(iv) (A) The Company may produce, design, test, manufacture or develop “critical technologies” as defined pursuant to 31 C.F.R. § 800.215 but, to the extent that it does, it is eligible for export, reexport, or transfer (in country) pursuant to License Exception ENC of the EAR (15 CFR 740.17(b)), (B) the Company does not perform any of the functions set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure, as that term is defined in 31 C.F.R. § 800.212; and (C) the Company does not maintain or collect, either directly or indirectly, sensitive personal data of U.S. citizens, as that term is defined in 31 C.F.R. § 800.241.

3.21 Permits. The Company and its Subsidiaries hold all required permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of the Company Group taken as a whole as currently conducted (collectively, the “Permits”). The Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Permits. No Permit shall cease to be effective as a result of the consummation of the Transactions.

3.22 Legal Proceedings and Orders.

(a) Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other Transactions filed after the date hereof) (a) pending against the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) to the Knowledge of the Company, any pending investigation or governmental inquiry or any other Legal Proceeding threatened in writing against the Company or any of its Subsidiaries, or any of their respective properties or assets or, to the Company’s Knowledge, against any officer or director of the Company Group in such individual’s capacity as such.

(b) Orders. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that would reasonably be expected to (i) prevent or materially delay the consummation of the Transactions or (ii) have a Company Material Adverse Effect. There has not been, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.23 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Parent. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.24 Brokers, Finders and Financial Advisors. Except as set forth on Section 3.24 of the Company Disclosure Letter no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions. Prior to the execution of this Agreement, the Company has made available to Parent a complete and accurate copy of all agreements between the Company and any Person pursuant to such Person would be entitled to any such payment.

3.25 Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Delaware (each, a “Takeover Statute”) is applicable to the Company or the Transactions, including the Merger.

3.26 Exclusivity of Representations and Warranties; Investigation.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any closing certificate delivered pursuant to Section 7.3(c):

(i) none of Parent, Merger Sub or any other Person makes, or has made, any representation or warranty relating to Parent, Merger Sub or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent, Merger Sub or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent, Merger Sub or any of their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in any closing certificate delivered pursuant to Section 7.3(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to The Company or any of its Affiliates or Representatives; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date hereof, which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in such disclosure letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization and has all requisite corporate power and authority necessary to enable the each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Neither the Parent nor the Merger Sub is in violation of its organizational documents.

4.2 Authority; Approvals and Enforceability.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions, including the Merger in accordance with the terms hereof.

(b) Approval. The execution and delivery of this Agreement by Parent and Merger Sub and performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation of the Merger and the other Transactions, have been authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger.

(c) Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations. Immediately following execution and delivery of this Agreement, this Agreement will be adopted by the sole stockholder of Merger Sub.

4.3 Required Filings and Consents.

(a) Non-Contravention. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of their respective covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the Transactions will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub, (ii) assuming receipt of the government approvals contemplated by Section 3.4 conflict with or violate any Laws applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound or affected, or (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Parent or Merger Sub or any of their respective Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which the Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties is bound or affected, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(b) Requisite Governmental Approvals. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the Transactions (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act or the Required Consents, (ii) the filing of the Information Statement and Schedule 13E-3 with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities Laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

4.4 Certificate of Incorporation and Bylaws. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Such documents, each as amended to date, are in full force and effect, and neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.5 Legal Proceedings; Orders; Disclosure.

(a) Legal Proceedings. There are no material Legal Proceedings, (i) pending against Parent or Merger Sub or any of their respective properties or assets, or (ii) to the knowledge of Parent, threatened against Parent or Merger Sub, or any of their respective properties or assets.

(b) Orders. Neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the Transactions. There has not been, nor are there currently, any internal investigations or inquiries being conducted by Parent or Merger Sub or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.6 Brokers, Finders and Financial Advisors. Except for Goldman Sachs, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions.

4.7 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Equity Financing and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.8 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.9 Financing.

(a) Equity Commitment Letter. As of the Agreement Date, Parent has delivered to the Company a true, correct and complete copy of a fully executed equity commitment letter of even date herewith (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, the “Equity Commitment Letter”) from the parties thereto (the “Sponsor”) pursuant to which the Sponsor have agreed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to specifically enforce performance of the Sponsor’s obligations to fund the Equity Financing in accordance with and subject to the terms of the Equity Commitment Letter and, subject in all respects to Section 9.8(a), Parent and Sponsor will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third-party beneficiary rights.

(b) Validity. As of the Agreement Date, the Equity Commitment Letter (in the executed form delivered by Parent to the Company) is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent and the Sponsor, enforceable in accordance with its terms (subject to the Enforceability Limitations). As of the Agreement Date, there are no conditions precedent or other contingencies related to the funding, investing or use of the full amount of the Equity Financing contemplated by the Equity Commitment Letter, other than the conditions precedent set forth in the Equity Commitment Letter (such conditions precedent, the “Financing Conditions”). As of the Agreement Date and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Equity Financing will not be available to Parent on the Closing Date. As of the Agreement Date, Parent and the Sponsor are not in material default or breach under the terms and conditions of the Equity Commitment Letter and, to the knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach or a failure to satisfy a Financing Condition, in each case on the part of the Parent or the Sponsor.

(c) No Amendments. As of the Agreement Date, (i) the Equity Commitment Letter in the form delivered to the Company and the terms of the Equity Financing has not been amended or modified in any manner and no such amendment or modification is contemplated, and (ii) the commitment contained therein has not been terminated, reduced, withdrawn or rescinded in any respect by Parent or the Sponsor, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or the Sponsor. As of the Agreement Date, there are no Contracts, agreements, side letters or other written arrangements relating to the funding or use of the Equity Financing to which the Sponsor, Parent, Merger Sub or any of their respective Affiliates is a party that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing below the Required Amount, impose new or additional conditions precedent to the availability of the Equity Financing or that would otherwise adversely affect the availability of the Equity Financing on the Closing Date, other than as expressly contemplated by the Equity Commitment Letter.

(d) No Other Arrangements. As of the Agreement Date, there are no side letters or other Contracts relating to the funding of the Equity Financing to which Parent or any of its Affiliates is a party that would reasonably be expected to adversely affect the conditionality, availability or amount of, the Equity Financing. As of the Agreement Date, except as contemplated by this Agreement or as set forth on Section 4.9(d) of the Company Disclosure Letter, none of Parent, the Merger Sub or any of their respective Affiliates has entered into any Contract pursuant to which any holder of any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time would be entitled to receive consideration of a different amount or nature than as set forth in this Agreement. Except as contemplated by this Agreement or as set forth on Section 4.9(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no Contracts between Parent, the Merger Sub or any of their respective Affiliates, on the one hand, and any of the Company’s directors, officers, employees or Affiliates, on the other hand, the subject of which relates to the Transactions, including the Merger.

(e) Sufficiency of Financing. The Equity Financing, when funded in accordance with the Equity Commitment Letter and upon satisfaction of the conditions contained in Article VII, will provide Parent and Merger Sub at and as of the Closing Date with sufficient immediately available cash funds, together with cash or cash equivalents held by Parent, Merger Sub and the Company and its Subsidiaries, to consummate the Merger and to make all cash payments required to be made in connection therewith on the Closing Date (such amounts, collectively, the “Required Amounts”).

(f) No Financing Conditionality. Notwithstanding anything in this Agreement to the contrary, but without expanding or amending the remedies available under Article VIII or Section 9.8, Parent and Merger Sub each acknowledge and agree that in no event shall the receipt, grant, or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by Parent or any Affiliate thereof or any other financing be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.10 Solvency. None of Parent, Merger Sub or the Sponsor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of any Company Group Member. As of the Effective Time and immediately after giving effect to the Merger (including the payment of the Required Amounts), assuming the accuracy of the representations and warranties set forth in Article III, (a) the amount of the “fair saleable value” of the assets of the Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable liabilities (including contingent liabilities) of Parent and its Subsidiaries, taken as a whole, as such liabilities become absolute and matured; (b) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their liabilities (including the probable amount of all contingent liabilities); (c) the Parent and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (d) Parent and its Subsidiaries, taken as a whole, will not have incurred liabilities, including contingent and other liabilities, beyond their ability to pay such liabilities as they mature or become due.

4.11 Exclusivity of Representations and Warranties; Investigation.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any closing certificate delivered pursuant to Section 7.2(c):

(i) none of the Company, its Subsidiaries or any other Person makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by or discussions with the Company’s management (whether prior to or after the Agreement Date) or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(d), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

(c) Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Company Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company Group, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company Group and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company Group.

Article V
INTERIM OPERATIONS

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as required by applicable Law; or (d) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company will, and will cause each of its Subsidiaries to (i) use its reasonable efforts to carry on its business in the ordinary course of business, consistent with past practice; and (ii) use its commercially reasonable efforts to (A) preserve intact in all material respects its present business, (B) keep available the services of its present officers and key employees (other than where termination of such services is for cause) and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other Persons with which it has significant business dealings; provided that no action taken by the Company or any of its Subsidiaries with respect to matters explicitly permitted by an exception to any of Section 5.2 shall be deemed a breach of this Section 5.1.

5.2 Forbearance Covenants of the Company. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law; or (iv) as expressly contemplated by the terms of this Agreement, at all times during the Interim Period, the Company will not directly or indirectly, including through any Subsidiary, and will not permit any of its Subsidiaries to:

(a) propose to adopt any amendments to or amend the Charter, the Bylaws (other than the amendment of the Bylaws contemplated by Section 2.5) or any other similar organizational document of any Company Group Member (other than immaterial amendments to the organizational documents of the Company’s Subsidiaries);

(b) authorize for issuance, issue, grant, sell, pledge, encumber, deliver or transfer or agree or commit to issue, grant, sell, pledge, encumber, deliver or transfer (whether through the issuance or granting Company Equity Awards, options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any Equity Securities of the Company Group, except for the issuance and sale of shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards outstanding as of the Agreement Date and in each case in accordance with and required by their terms as in effect on the date hereof;

(c) acquire, repurchase or redeem, directly or indirectly, or amend any of the Equity Securities of the Company Group except (i) for repurchases, withholdings, or cancellations of securities of the Company Group required pursuant to the terms and conditions of Company Equity Awards outstanding as of the date hereof, as in effect on the date hereof, or (ii) transactions solely between the Company and any of its direct or indirect wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries;

(d) other than cash dividends made by any of its wholly-owned Subsidiaries to the Company or another of its wholly-owned Subsidiaries, (i) split, combine or reclassify any shares of Equity Securities; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Securities, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; (iii) pledge or encumber any of its Equity Securities other than pursuant to Permitted Liens; or (iv) modify the terms of any of its Equity Securities;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions);

(f) (i) incur or assume any Indebtedness, except for (A) trade payables and letters of credit issued in the ordinary course of business consistent with past practice and which are identified to Parent prior to Closing, and (B) loans or advances to direct or indirect wholly-owned Subsidiaries in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Third Person; or (iii) make any loans, advances or capital contributions to or investments in any other Person (other than (x) between wholly-owned Subsidiaries of the Company or between the Company and its wholly-owned Subsidiaries, (y) advancement of expenses with respect to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practices or (z) transactions in the ordinary course of business consistent with past practice and not in excess of $500,000 individually, or $2,000,000 in the aggregate);

(g) except as required by applicable Law or the existing terms of any Employee Benefit Plan in effect on the date hereof and set forth on Section 3.17(a) of the Company Disclosure Letter or, solely with respect to ordinary course amendments, modifications or renewals referred to in clause (i), would not materially increase the cost of any Employee Benefit Plan: (i) enter into, adopt, amend, modify, renew or terminate any Employee Benefit Plan or any plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in existence on the Agreement Date (except as otherwise expressly permitted by this Section 5.2(g)), (ii) grant, announce or pay any severance, special bonus, change of control, retention, equity or equity-based or similar or other award or new compensation or benefit to any current or former Service Provider, other than the payment of annual bonuses in the ordinary course of business consistent with past practice to any current Service Provider whose annual base cash compensation is less than $300,000, (iii) increase or decrease, or accelerate the time of vesting, funding or payment of, any compensation or benefit payable or provided to any current or former Service Provider, (iv) hire or promote, engage, temporarily layoff, furlough or terminate (other than termination for cause) any Service Provider whose annual base compensation exceeds or would exceed $300,000, or (v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former Service Provider;

(h) forgive any loans to any current or former Service Provider;

(i) enter into, modify, amend, negotiate, extend or terminate any Labor Agreement or, unless required by Law, recognize or certify any labor union, labor organization, works council, employee representative, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(j) implement or announce any employee layoffs, facility or plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions that would require issuance of notices or other obligations under WARN;

(k) acquire (including by merger, consolidation or acquisition of stock or assets), sell, lease, mortgage, pledge, abandon, encumber, license or dispose of, any material property, Equity Securities or assets, whether in any single transaction or a series of related transactions, except for (i) transactions pursuant to Contracts existing on the Agreement Date that are set forth on the Company Disclosure Letter, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $500,000 individually, or $2,000,000 in the aggregate, (iii) transactions regarding non-exclusive licenses granted by the Company or any of its Subsidiaries to customers in the ordinary course of business or (iv) sales or purchases of inventory in the ordinary course of business consistent with past practice;

(l) authorize, incur or commit to incur any capital expenditure(s) that in the aggregate exceeds, in any given fiscal quarter, 110% of the amount set forth in the capital expenditure budget with respect to such fiscal quarter of the Company, as made available to Parent prior to the Agreement Date;

(m) except as required by applicable Law or GAAP, make any material change in any of its accounting principles or practices;

(n) (i) make, revoke or change any material Tax election, except for elections made in the ordinary course of business or consistent with the past practices of the Company and its Subsidiaries, (ii) surrender any claim for a refund of material Taxes, (iii) enter into any closing agreement with respect to material Taxes, (iv) file any material amended Tax Return, (v) settle or compromise any material Tax Liability or any audit or proceeding relating to material Taxes, (vi) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than in the ordinary course of business or, in the case of a request, pursuant to customary extensions of the due date to file a Tax Return), (vii) knowingly fail to pay any material Tax that becomes due and payable (including estimated tax payments), or (viii) make any request for a private letter ruling, administrative relief, technical advice, or other similar request with any Governmental Authority, in each case, in relation to Tax;

(o) (i) enter into any Contract that, if in existence on the date hereof, would be, amend in any material respect, or grant any release, waiver or relinquishment of any material rights under, a Company IP License or a Contract with a Top Customer, (ii) fail to maintain or allow to lapse or expire, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material Intellectual Property Rights used in or held for use in its business or grant permission to enter into the public domain any confidential information or material trade secrets included in the Company Intellectual Property (other than, as applicable, pursuant to Form Development Agreements or Contracts for Open Source Software in the ordinary course of business consistent with past practices), or (iii) grant any exclusive rights with respect to, or divest, any material Intellectual Property Rights of the Company or any of its Subsidiaries;

(p) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Audited Company Balance Sheet, (ii) covered by existing insurance policies, or (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

(q) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(r) (i) other than in the ordinary course of business consistent with past practice (provided, that this exception in this clause shall not apply to (A) any material rights under, a Company IP License or a Contract with a Top Customer, which shall be governed by clause (q) hereof, (B) the Material Contracts described in clauses (i), (ii), (iv), (v) and (xi) of Section 3.15(a) of this Agreement or (C) expirations of any Material Contract in accordance with the terms and conditions contained therein), (1) amend or waive any material provision of any Material Contract, (2) enter into any contract that would have been a Material Contract had it been in effect as of the Agreement Date or (3) renew any Material Contract (other than on terms that are no less favorable, in the aggregate, to the Company Group) or (ii) other than the expiration of any Material Contract in accordance with the terms and conditions contained therein, terminate any Material Contract;

(s) enter into or adopt any “poison pill” or similar stockholder rights plan;

(t) enter into any joint venture, partnership or other similar arrangement with any Third Person; or

(u) enter into a Contract to do any of the foregoing, or announce an intention, enter into a formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of this Section 5.3, during the Interim Period, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and use reasonable best efforts to cause each of its other Representatives to, cease and cause to be terminated any discussions or negotiations with any Third Person and its Representatives, request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom any Company Group Member has a confidentiality agreement, in each case, with respect to an Acquisition Proposal and will (A) cease providing any further information with respect to the Company Group or any Acquisition Proposal to any such Third Person or its Representatives; and (B) immediately terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 5.3(b), during the Interim Period, the Company and its Subsidiaries will not, will cause their directors and officers not to, and will use reasonable best efforts to cause their other Representative not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Person any non-public information relating to the Company Group or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Third Person with respect to an Acquisition Proposal or Inquiry, other than solely informing such Third Persons of the existence of the provisions contained in this Section 5.3; (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”). During the Interim Period, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board or the Special Committee (unless, prior to the Company’s receipt of the Stockholder Consent, the Company Board or the Special Committee has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law).

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, until the Company’s receipt of the Stockholder Consent, in response to an unsolicited bona fide Acquisition Proposal, the Company and the Company Board or the Special Committee may, directly or indirectly, through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person and its Representatives (including prospective debt and equity financing sources) that has made, renewed or delivered to the Company such a bona fide Acquisition Proposal that did not result from a breach of this Section 5.3; provided, that the Company and its Representatives may contact any person in writing (with a request that any response from such Person is in writing) with respect to an Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof with are reasonably necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal. The Company Board or Special Committee may only take the actions contemplated by the preceding sentence if (A) the Company Board or Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the Company Board or Special Committee has determined in good faith (after consultation with its outside legal counsel) that failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law. The Company shall provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives that was not previously made available to Parent prior to or substantially concurrently with the time it is provided to such Person.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board or the Special Committee withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend that the Company Stockholders reject such tender or exchange offer within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer)) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation; (B) adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; or (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions) (any action described in clauses (A) through (C), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board or the Special Committee to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) or (3) making any required disclosure to the Company Stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with applicable Law, in any such case will constitute a Company Board Recommendation Change or violate this Section 5.3. The Parties agree that any Company Board Recommendation Change shall have no effect on the effectiveness of the Stockholder Consent.

(d) Company Board Recommendation Change.

(i) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the Company’s receipt of the Stockholder Consent, in response to an unsolicited bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in Section 5.3(a), either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Company Board Recommendation Change, if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) the Company shall have given five (5) Business Days’ prior notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or group making such proposal) and copies of the most recent versions of all relevant documents relating to such proposal, and that the Company intends to take such action, and during such five (5) Business Day period, the Company shall (and shall cause its Representatives to) participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement; and at the end of the five (5) Business Day period, prior to taking action to effect a Company Board Recommendation Change, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines (taking into account any adjustment to the terms and conditions of this Agreement committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and comply with the requirements of this Section 5.3(d)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.3(d)(i) shall be reduced to three (3) Business Days; and

(ii) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the Company’s receipt of the Stockholder Consent, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Company Board Recommendation Change in response to an Intervening Event, if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) the Company shall have given five (5) Business Days’ prior notice to Parent that the Company intends to effect a Company Board Recommendation Change in response to an Intervening Event (which notice will describe such Intervening Event in detail), and during such five (5) Business Day period, the Company shall (and shall cause its Representatives to) participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement; and at the end of the five (5) Business Day period, prior to taking action to effect a Company Board Recommendation Change, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee again determines (taking into account any adjustment to the terms and conditions of this Agreement committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent) in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary obligations under applicable Law.

(e) Notice. During the Interim Period, the Company will promptly (and, in any event, within forty eight (48) hours from the receipt thereof) notify Parent in writing if any Inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals, are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Third Person making such Inquiries, offers or proposals, (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (iii), and (iii) copies of any written materials and documents relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided by or to the Company or its Representatives), any correspondence and documentation with respect to such Inquiries, offers or proposals and the status of any such discussions or negotiations.

(f) Certain Disclosures. Nothing contained in this Section 5.3 shall prohibit the Company, the Company Board or Special Committee from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder, (iii) informing any Person of the existence of the provisions contained in this Section 5.3, or (iv) making any disclosure to the Company Stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with applicable Law; provided that any such disclosure or statement that constitutes or contains an Company Board Recommendation Change shall be subject to the provisions of Section 5.3(d); provided, further, that a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change so long as any such communication states that the recommendation of the Company Board in favor of the Merger continues to be in effect.

(g)  Breach by Representatives. The Company agrees that in the event any Representative takes any action at the direction or on behalf of the Company which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

Article VI
ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including subject to Section 6.2), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, when required pursuant to Section 2.3, the Merger and the other Transactions, including by using reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii) execute and deliver any Contracts and other instruments, including obtaining any consents under Material Contracts (other than the Credit Agreement), that are reasonably necessary to consummate the Merger, in each case, to the extent reasonably requested by Parent.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Company Group Member will be required to or will agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract; provided that nothing in this paragraph shall restrict the ability of the Company or any of its Subsidiaries to make any payment required to be made under the Credit Agreement or any other Loan Document (as defined therein), or any fee letter entered into in connection therewith, in each case, as in effect on the date hereof or otherwise as modified after the date hereof in accordance with this Agreement.

(c) Antitrust and FDI Laws. This Section 6.1 shall not apply to filings under Antitrust Laws or FDI Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust.

(a) Parent and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to, (i) take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary and proper under any applicable Laws to consummate and make effective the Merger as promptly as practicable and in any event prior to the Termination Date, including preparing and filing all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Merger, (ii) satisfy the conditions to consummating the Merger and (iii) obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any Governmental Authority. In connection with the foregoing, each of Parent and the Company and their respective Subsidiaries shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the Agreement Date; and (ii) as promptly as practicable after the date hereof, make all other notices, filings or applications required under any other Antitrust Law or any FDI Law. Neither Parent, the Company, nor their respective Subsidiaries will withdraw any such notices, reports, filings or applications (including its Notification and Report Form under the HSR Act) without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed. Neither Parent, the Company, nor their respective Subsidiaries will agree to extend or delay the commencement of any applicable waiting periods under the HSR Act, any other Antitrust Law or any FDI Law without the prior written consent of the other party.

(b) Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, (i) promptly furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any governmental filings, submissions or other documents, including any follow-up request for information in respect of any government filing, submission or other document, subject to the limitations herein; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any substantive communication with or from any Governmental Authority regarding the Merger. Subject to the limitations herein, each of Parent and Company shall permit the other to review (to the extent not prohibited by applicable Law or by the applicable Governmental Authority) and discuss in advance, and consider in good faith the views, and secure the participation, of the other Party in connection with any such filing, submission, document or substantive communication (but not including routine communications) or the relevant Notification and Report Forms under the HSR Act; and (iii) to the extent not prohibited by applicable Law or by the applicable Governmental Authority, furnish to the other copies of all filings, submissions, correspondence and communications with any Governmental Authority (but not including routine communications or the relevant Notification and Report Forms under the HSR Act). In exercising the foregoing rights, each of the Parties shall act reasonably and as promptly as practicable; provided that materials may be redacted (x) to remove references concerning the valuation of the Company; (y) as necessary to comply with contractual arrangements or applicable Laws; and (z) as necessary to address reasonable attorney-client or other privilege concerns. Each Party may also, as it deems advisable or necessary, reasonably designate material provided to the other Party as “Outside Counsel Only Material.” Each of Parent and the Company shall cooperate in providing an appropriate response to any inquiry from a Governmental Authority including informing the other Party as soon as practicable of any such investigation or inquiry, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority. In addition, each of the Parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority in connection with the Transactions and to the extent not prohibited by applicable Law or by the applicable Governmental Authority, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority in connection with the Transactions without offering the other Party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one Party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such Party apprised with respect thereto.

(c) Without limiting the generality of paragraph (a), Parent shall, and shall cause its Subsidiaries to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions prior to the Termination Date, and Parent shall take all such further action as may be necessary to resolve such objections, if any, as any Governmental Authority responsible for the enforcement of any Antitrust Law or FDI Law may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any such Governmental Authority with respect to the Transactions, including (x) proposing, negotiating, committing to and effecting, by settlement, consent decree, hold separate order, stipulation or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries (including the Surviving Corporation) and (y) otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent, Merger Sub or their respective Subsidiaries (including the Surviving Corporation) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding that would otherwise have the effect of preventing the Closing; provided, however, that neither the Company nor any of its Subsidiaries shall become subject to, or be required to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless (i) Parent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such requirement, condition, understanding, agreement or order and (ii) such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs. Notwithstanding anything to the contrary in this Agreement, Parent shall in consultation with the Company determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary waiting period expirations or terminations, actions or nonactions, or consent from Governmental Authorities in connection with the Merger and the other Transactions, and the Company shall take all reasonable actions to support Parent in connection therewith.

(d) For the avoidance of doubt, the obligations under this Section 6.2 shall not apply to any investment funds affiliated with Parent or portfolio companies of such investment funds, in each case, other than (x) the Company or any of its Subsidiaries or (y) with respect to the assets, properties, business, operations or ownership of the Company or any of its Subsidiaries; provided that, notwithstanding the foregoing, (i) nothing in this Section 6.2(d) shall qualify or limit in any respect the obligations of Parent and Merger Sub to make any necessary filings with or submissions to, or supply information or documentation to, or engage in communications with, Governmental Authorities as required by this Section 6.2 and (ii) solely for purposes of Section 8.1, Parent shall be deemed to be in material breach of its obligations under Section 6.2 in the event that the failure to obtain clearance under the HSR Act, any Antitrust Law or any FDI Law is primarily due to the failure of any controlled Affiliate of Parent or Merger Sub or the Sponsor to make any necessary filings with or submissions to, or supply information or documentation to, Governmental Authorities as would be required by such Persons pursuant to the HSR Act, any applicable Antitrust Law or any applicable FDI Law in connection with the transactions contemplated by this Agreement.

6.3 Conduct of Business by Parent. Unless the Company otherwise consents in writing, Parent will not, and will cause its Subsidiaries and controlled Affiliates not to, acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof if such business competes in any material line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order preventing or materially restraining the consummation of the Merger; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Merger, in each case, after giving effect to any actions required pursuant to Section 6.2(c), in each case, except for any acquisition that has been publicly disclosed prior to the Agreement Date.

6.4 Delivery of Stockholder Consent.

(a) Parent shall use its reasonable best efforts to obtain and deliver to the Company as promptly as practicable following the execution and delivery of this Agreement the Stockholder Consent to irrevocably approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the DGCL.

(b) In connection with Parent’s delivery of the Stockholder Consent, the Company shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the DGCL, including Section 228 and Section 262 thereof, and the Charter and Bylaws.

6.5 Required SEC Filings.

(a) As promptly as reasonably practicable (but in no event later than twenty (20) Business Days) after the delivery of the Stockholder Consent, the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent and the Merger, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (including all exhibits and any amendments or supplements thereto, the “Information Statement”). The Company, Parent and Merger Sub shall cooperate to, concurrently with the preparation and filing of the Information Statement, jointly prepare and file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 with respect to the Transactions, including the Stockholder Consent and the Merger (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”).

(b) The Company shall use its reasonable best efforts so that the Information Statement will comply in all material respects with the requirements of the Exchange Act. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 6.5(b)) promptly to any comments of the SEC with respect to the Information Statement and the Schedule 13E-3 and to promptly resolve comments from the SEC. Each of the Company, Parent and Merger Sub shall furnish all information concerning such party or its Affiliates (as applicable) to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement and the Schedule 13E-3 and the resolution of comments with respect thereto from the SEC. Each of the Company, Parent and Merger Sub shall promptly notify the other Parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for calls or meetings relating to, or any amendments or supplements to, the Information Statement or the Schedule 13E-3, and shall provide such other parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, and shall provide the other party and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any non-ministerial verbal discussions or meetings with the SEC or its staff. Prior to filing the Information Statement or the Schedule 13E-3 (including, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall make all additions, deletions or changes reasonably proposed by Parent in good faith.

(c) If any event, circumstance or information relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Information Statement or the Schedule 13E-3 so that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event, circumstance or information shall promptly inform the other parties and an appropriate amendment or supplement describing such event, circumstance or information shall be promptly filed with the SEC and disseminated to the stockholders of the Company to the extent required by Law; provided that, prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party hereto and its Representatives a reasonable opportunity to comment thereon.

(d) The Company shall cause the Information Statement and the Schedule 13E-3 to be mailed to stockholders of the Company as promptly as practicable after confirmation from the SEC that it will not review, or that it has completed its review of, the Information Statement and the Schedule 13E-3, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the 10th calendar day after making the initial filing of the preliminary Information Statement and the preliminary Schedule 13E-3 that the SEC will or will not be reviewing the Information Statement or the Schedule 13E-3.

(e) Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Information Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment or supplement thereto) are mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any of its Subsidiaries and no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub or any of their respective Affiliates, in each case for inclusion or incorporation by reference in the Information Statement, the Schedule 13E-3 or such other document filed with or submitted to the SEC, as applicable. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Subject to Section 5.3, the Company Board shall make the Company Board Recommendation and shall include such recommendation in the Information Statement.

6.6 Access. At all times during the Interim Period, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which any Company Group Member is a party or otherwise bound would violate or cause a material default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are related to Legal Proceedings between the Company or its Affiliates, on the one hand, and Parent and its Affiliates on the other hand; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (d). Nothing in this Section 6.6 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, or opinions that places an undue burden on the personnel of the Company Group. Any investigation conducted pursuant to the access contemplated by this Section 6.6 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing.

6.7 Section 16(b) Exemption. During the Interim Period, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) From and after the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Laws, as now or hereafter in effect, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan maintained by any Company Group Member (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim. In addition, from and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall advance costs and expenses (including attorneys’ fees) as incurred by any Covered Person in connection with any D&O Claim promptly (and in any event within ten (10) days) after receipt by the Surviving Corporation of a written request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Covered Person wishing to claim indemnification under this Section 6.8, upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify the Surviving Corporation thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation under this Section 6.8(a), except to the extent such failure to notify materially prejudices the Surviving Corporation. In the event of any such D&O Claim timely made pursuant to this Section 6.8(a), Parent and the Surviving Corporation shall use commercially reasonable efforts to cooperate with the Covered Person in the defense of any such D&O Claim in accordance with this Section 6.8. All rights to the indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Charter and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.8(b) shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification Contracts, if any, in existence on the Agreement Date with any of the Covered Persons shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent shall assume and honor and perform, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 6.8.

(c) Prior to the effective time, the Company shall purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company Group’s existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company Group for such insurance (such amount being the “Maximum Premium”); provided, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, the Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent shall cause the Surviving Corporation to cause any such policy to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(d) In the event that the Parent or Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells, transfers or otherwise conveys all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets (and their respective successors and assigns), as the case may be, shall assume the obligations set forth in this Section 6.8.

(e) The obligations under this Section 6.8 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.8(e). In the event of any breach by the Surviving Corporation or Parent of this Section 6.8(e), the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.8(e) as such fees are incurred, upon the written request of such Covered Person.

6.9 Employee Matters.

(a) Parent covenants and agrees to cause its Subsidiaries, including, without limitation, the Surviving Corporation, to, for a period of one (1) year following the Effective Time (or, if earlier, the date of a Continuing Employee’s termination), provide to each Continuing Employee annual base salary and wage rates (for the avoidance of doubt, excluding long-term, equity and equity-based compensation opportunities or incentives, cash-target incentive compensation opportunities, stock purchase plans, change in control, transaction or retention bonuses) that are in the aggregate substantially similar to such annual base salary and wage rates (for the avoidance of doubt, subject to the same exclusions) provided to the Continuing Employees immediately prior to the Effective Time.

(b) For purposes of eligibility to participate and vesting in the analogous 401(k) and health and welfare benefit plans and determining the level of vacation under the vacation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Parent Plans”), the Surviving Corporation or any of their respective Subsidiaries shall credit each Continuing Employee with his or her years of service with a Company Group Member and any predecessor entity, to the same extent and for the same purpose as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any corresponding similar Employee Benefit Plan; provided, however, that no such service shall be credited with respect to benefits accrual under any “defined benefit pension plan” (as defined in Section 3(35) of ERISA or the local equivalent thereof under applicable Law) or to the extent that it would result in a duplication of benefits or compensation with respect to the same period of service.  In addition, Parent, the Surviving Corporation or any of their respective Subsidiaries will use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans that are group health plans that replace a corresponding Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Closing, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the corresponding Employee Benefit Plans in which such Continuing Employee participated immediately prior to the Closing, and (iii) for the plan year in which the Closing occurs, credit each Continuing Employee with any co-payments, deductibles and out-of-pocket expenses paid and credited prior to the Effective Time in satisfying any applicable and corresponding copayments, deductibles or out-of-pocket requirements under the corresponding Parent Plan.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any Continuing Employee or participant or any beneficiary thereof in any Employee Benefit Plan or Parent Plan, or (ii) to continued employment with a Company Group Member or Parent or its Subsidiaries. Nothing in this Section 6.9 is intended to create, terminate, modify or amend any Employee Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement or to limit the ability of Parent or any of its Affiliates (including following the Closing the Company Group Member) to amend, modify or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement at any time.

6.10 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.11 Public Statements and Disclosure.

(a) The initial press release with respect to the execution of this Agreement shall be a joint press release in a form reasonably agreed to by the Parties and issued promptly following the execution and delivery of this Agreement, and following such initial press release, neither party shall issue any release or make any public announcement or statement (including media interviews, press conferences or conference calls with investors or analysts) with respect to this Agreement or the Transactions, without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed (except that if such release or announcement is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system), the party required to make the release, announcement or statement shall use reasonable best efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release, announcement or statement in advance of such issuance.

(b) Notwithstanding Section 6.11(a):

(i) The Company will not be obligated to engage in consultation as contemplated by Section 6.11(a) with respect to communications principally directed to its employees, suppliers, customers, partners or vendors so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication; and

(ii) Parent will not be obligated to engage in consultation as contemplated by Section 6.11(a) with respect to communications and filings (including with respect to listing or securities exchange obligations or practices) that are principally directed to its employees, principals and existing or prospective general or limited partners, equity holders, members and investors of Parent or its Affiliates, in each case, so long as such disclosure does not involve any material non-public information regarding the Company and such Persons are subject to customary confidentiality restrictions.

(c) The restrictions set forth in this Section 6.11 shall not apply to any press release, announcement or public statement made or proposed to be made by Parent or the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change made in accordance with this Agreement.

6.12 Transaction Litigation. At all times during the Interim Period, the Company will provide Parent with prompt written notice of all Transaction Litigation (including by providing copies of all documents and pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 6.12, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client, work product, or any other privilege, doctrine or protection between the Company and its counsel is not undermined), and Parent will be provided an opportunity to review, and the Company will provide Parent with an opportunity to review, and Parent may offer comments or suggestions with respect to all filings or written responses to be made by the Company with respect to such Transaction Litigation (and the Company shall give good-faith consideration to any such comments or suggestions) but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be governed by Section 2.7(c).

6.13 Stock Exchange Delisting; Deregistration. At all times during the Interim Period, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.14 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.15 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.16 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.17 Anti-Takeover Laws. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to this Agreement or the Transactions, including the Merger; and (b) if any Takeover Statute becomes applicable to this Agreement, or the Transactions, including the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.18 No Employment Discussions. Except as approved by the Special Committee, at all times after the Agreement Date until the Stockholder Consent has been delivered, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements, agreements or other understandings with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

6.19 FIRPTA Certificate. The Company shall, prior to the Closing Date, provide Parent with a properly executed certificate (dated as of the Closing Date), together with the required notice to the IRS, in form and substance satisfactory to Parent, stating that the Company is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, however, that the sole recourse with respect to any failure to provide the certificate and notice under this Section 6.19 shall be to deduct and withhold (or cause such deduction or withholding to occur) amounts required to be deducted or withheld as a result of such failure from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 2.13.

Article VII
CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) HSR Act and Required Consents. (i) Any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated and (ii) the Required Consents shall have been obtained.

(c) No Prohibitive Laws or Orders. No Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted, entered, enforced, or deemed applicable to the Merger after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of restraining, enjoining, making illegal, or otherwise prohibiting the consummation of the Merger.

(d) Information Statement. At least twenty (20) calendar days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in clauses (ii), (iii) and (iv) in this Section 7.2(a), the representations and warranties of the Company set forth in Article III will be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) as of the Agreement Date and as of the Closing Date as if made at and as of each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii) the representations and warranties set forth in Sections 3.1 (Organization and Qualification), Section 3.2 (Authority, Approvals and Enforceability), Section 3.3 (Non-Contravention), Section 3.5 (Charter and Bylaws), Section 3.6 (Company Capitalization) (other than clauses (a), (b), (c), (d) and (f)), Section 3.7 (Subsidiaries) and Section 3.24 (Brokers, Finders and Financial Advisors) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Agreement Date and as of the Closing Date as if made at and as of each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

(iii) the representations and warranties set forth in Section 3.11(i) (No Company Material Adverse Effect) will be true and correct in all respects as of the Agreement Date and as of the Closing Date; and

(iv) the representations and warranties set forth in Section 3.6(a), (b), (c), (d) and (f) (Company Capitalization) will be true and correct in all material respects as of the Agreement Date and as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any failure to be so true and correct that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to perform their respective covenants and obligations under, or to consummate the transactions contemplated by, this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated, and the Transactions may be abandoned, at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the delivery of the Stockholder Consent) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the delivery of the Stockholder Consent) if (i) any Governmental Authority of competent jurisdiction shall have issued or entered any Order that has the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, and such Order shall have become final and non-appealable or (ii) any Law has been enacted, entered, enforced or deemed applicable to the Merger that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of such Order;

(c) by either Parent or the Company, at any time on or after 11:59 p.m. Eastern Time, on February 5, 2025 (the “Termination Date”), whether prior to or after delivery of the Stockholder Consent, unless the Effective Time has occurred prior to such time; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by Parent (whether prior to or after the delivery of the Stockholder Consent) (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b)), if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by Company or is not cured by the earlier of (x) the Termination Date and (y) thirty (30) days of written notice thereof from Parent;

(e) by Parent, if at any time the Company Board or the Special Committee has effected a Company Board Recommendation Change;

(f) by the Company if the duly executed Stockholder Consent is not received by the Company within twenty-four (24) hours following the execution and delivery of this Agreement by Parent and Merger Sub;

(g) by the Company (whether prior to or after the delivery of the Stockholder Consent) (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b)), if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by Parent or is not cured by the earlier of (x) the Termination Date and (y) thirty (30) days of written notice thereof from the Company; or

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party (including, with respect to Parent and Merger Sub, any Parent Related Party)) to the other Parties, as applicable, except that Section 6.11, this Section 8.2, Section 8.3 and Article IX (other than Section 9.8(b)) will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the previous sentence nothing in this Agreement will relieve the Company, Parent or Merger Sub from any liability for any fraud or Willful Breach of this Agreement prior to the termination of this Agreement. The Parties acknowledge and agree that, subject to Section 8.3(f), Section 9.8(b) and Section 9.6, any such liability shall not be limited to reimbursement of expenses or out-of-pocket costs and, in the case of any such liability payable by Parent or Merger Sub, may include the lost stockholder premium reflected in the Transactions. Parent and Merger Sub expressly acknowledge and agree that the Company shall have the right to pursue damages following the termination of this Agreement against Parent and/or Merger Sub based on the loss of the Per Share Price (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such stockholder) in the event of any fraud or Willful Breach of this Agreement by Parent or Merger Sub prior to such termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except to the extent otherwise provided in Section 2.10(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, real property transfer and other similar Taxes arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Termination Fee. If this Agreement is validly terminated pursuant to Section 8.1(e) (Company Board Recommendation Change), then the Company must promptly (and in any event within three (3) Business Days) following such termination pay to Parent an amount equal to $38,000,000 (the “Company Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Integral. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement.

(e) Sole and Exclusive Remedy.

(i) If this Agreement is validly terminated pursuant to Section 8.1 in a situation in which the Company Termination Fee is payable pursuant to Section 8.3(b) and paid, Parent’s receipt of the Company Termination Fee will be the sole and exclusive remedies of (A) Parent, Merger Sub or the Sponsor and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or the Sponsor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Sponsor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) against (x) the Company and its Affiliates and (y) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (x) and (y) collectively, the “Company Related Parties”) in respect of this Agreement (except as otherwise expressly contemplated by this Section 8.3(e)(i)), the Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure (except as otherwise expressly contemplated by this Section 8.3(e)(i)). Following the valid termination of this Agreement pursuant to Section 8.1, including upon payment of the Company Termination Fee in a situation in which the Company Termination Fee is payable and is paid, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, or the Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Notwithstanding the foregoing, this Section 8.3(e)(i) will not relieve the Company from any liability for any fraud or Willful Breach of this Agreement. If this Agreement is validly terminated pursuant to Section 8.1 in a situation in which the Company Termination Fee is not payable, the Company’s liability shall be limited to liability arising from any fraud or Willful Breach of this Agreement.

(ii) Each of the Parties acknowledges that the Company Termination Fee does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(f) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(e) or the availability of monetary damages, it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although Parent, Merger Sub and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances (and notwithstanding anything to the contrary herein) will Parent, Merger Sub or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to Parent, the Company Termination Fee.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties, except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6 Special Committee Matters. For all purposes of this Agreement, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission, amendment, extension or waiver, the termination of this Agreement pursuant to Section 8.1, or the making of any determination, only as directed by the Special Committee or its designees. Prior to the Effective Time, without the consent of the Special Committee, the Company Board shall not (a) eliminate, revoke or diminish the authority of the Special Committee or (b) remove or cause the removal of any director of the Company Board that is a member of the Special Committee as a member of the Special Committee. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any Legal Proceeding with respect to breaches of this Agreement on behalf of the Company. Until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, neither Parent, Merger Sub nor their respective Affiliates shall remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a member of the Company Board or such Special Committee other than for cause.

Article IX
GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Sub to:

c/o Apax Partners LLP
1 Knightsbridge
London SW1X 7LX
United Kingdom
Attention: Salim Nathoo; Rohan Haldea
Email: Salim.Nathoo@apax.com; Rohan.Haldea@apax.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP,
601 Lexington Avenue
New York, NY 10022
Attention: Srinivas S. Kaushik, P.C.; Sarkis Jebejian, P.C.; Maggie Flores, P.C., Adarsh Varghese
Email: skaushik@kirkland.com; sarkis.jebejian@kirkland.com; maggie.flores@kirkland.com; adarsh.varghese@kirkland.com

(b) if to the Company (prior to the Effective Time) to:

Thoughtworks Holding, Inc.
200 East Randolph Street, 25th Floor
Chicago, Illinois 60601
Attention: Ramona Mateiu
Email: rmateiu@thoughtworks.com

with a copy (which will not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY
Attention: Eduardo Gallardo; Vinnie Buehler
Email: eduardogallardo@paulhastings.com; vincentbuehler@paulhastings.com

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Peter Smith; Terrence Shen
Email: psmith@kramerlevin.com; tshen@kramerlevin.com

Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) to any of their respective Affiliates; or (b) to any debt financing source of Parent or Merger Sub for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, it being understood that, in each case, such assignment will not relieve Parent or Merger Sub of any of its obligations hereunder.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge and agree that the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and all common law duties with respect to the subject matter hereof; provided that, the Parties acknowledge and agree that the Company Disclosure Letter is “facts ascertainable” as that term is used in Section 251(b) of the DGCL and does not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third-Party Beneficiaries. Except as set forth in Section 6.8, Section 8.2(b) and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.8; (b) subject to Section 8.3(f) and Section 9.8(b), solely in the event of Parent or Merger Sub has committed fraud or a Willful Breach of this Agreement, then following the termination of this Agreement pursuant to Section 8.1, the Company shall have the right to pursue damages (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such Company Stockholder) against Parent and Merger Sub, which right is acknowledged by Parent and Merger Sub, and (c) from and after the Effective Time, the rights of the holders of (x) shares of Company Common Stock to receive the Per Share Price in respect of such shares pursuant to Article II and (y) the Company Equity Awards to receive the equity award consideration pursuant to Section 2.8 of this Agreement. Section 8.3(e) will inure to the benefit of the Parent Related Parties and the Company Related Parties.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, and subject to the terms and conditions set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not timely perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 9.17 and Section 8.3(f), (A) the Parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (B) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Subject to Section 9.8(b)(i) and subject to Section 8.3(f), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement, the documents, instruments and certificates contemplated or delivered hereunder, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the documents, instruments and certificates contemplated or delivered hereunder, or the negotiation, execution or performance of this Agreement, the documents, instruments and certificates contemplated or delivered hereunder, or the Transactions, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.

9.10 Consent to Jurisdiction. General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the Transactions; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the Transactions will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE EQUITY COMMITMENT LETTER OR THE EQUITY FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.15 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

9.16 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole contractual benefit of such Parties. Such representations and warranties may be made as of specific dates, only for purposes of the Agreement and for the benefit of the Parties. Such representations and warranties are subject to important exceptions and limitations agreed upon by the Parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities Laws or under other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the Agreement Date, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of contractual risks associated with particular matters regardless of the knowledge of any of such parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or any description thereof as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date. The information in this Agreement should be considered together with the Company’s public reports filed with the SEC.

9.17 No Recourse. Notwithstanding anything to the contrary in this Agreement, in no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary damages, recovery or award or any other remedy against any Parent Related Party with respect to this Agreement, the Equity Commitment Letter or the transactions contemplated hereby and thereby (including any breach by the Sponsor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than (i) from Parent or Merger Sub to the extent expressly provided for in this Agreement and (ii) the Sponsor to the extent expressly provided for in the Equity Commitment Letter.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

TASMANIA MIDCO, LLC

By:	/s/ Marc Henckel
	Name:	Marc Henckel
	Title:	President & Secretary

TASMANIA MERGER SUB, INC.

By:	/s/ Rohan Haldea
	Name:	Rohan Haldea
	Title:	President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

THOUGHTWORKS HOLDING, INC.

By:	/s/ Michael Sutcliff
	Name:	Michael Sutcliff
	Title:	Chief Executive Officer

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